Exhibit 4.6

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

and

MANAGEMENT INFORMATION CIRCULAR

11:00 a.m.
Wednesday, February 10, 2021
Score Media and Gaming Inc.
Virtual Meeting

SCORE MEDIA AND GAMING INC.

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

TAKE NOTICE THAT an annual and special meeting (the “Meeting”) of shareholders of Score Media and Gaming Inc. (“theScore”, “us”, “we” or “our”) will be held on Wednesday, February 10, 2021 by way of a virtual meeting conducted via a live audio webcast online at https://web.lumiagm.com/477682817 at the hour of 11 o’clock in the morning (Toronto time) for the following purposes:

(1)	to receive our consolidated financial statements for the year ended August 31, 2020 together with the report of the auditors thereon;

(2)	to elect our eight directors for the ensuing year;

(3)	to re-appoint auditors and authorize the directors to fix their remuneration;

(4)	to approve a special resolution to authorize our board of directors (the “Board”) to determine, in its sole discretion, a consolidation ratio within the range of one of our post-consolidation shares for every two to twenty of our pre-consolidation shares of the same class (the “Consolidation Ratio”), and to effect, at such time as the Board deems appropriate, but in any event no later than one year after the Meeting, a share consolidation (or reverse stock split) of all of our issued and outstanding Class A Subordinate Voting Shares (“Class A Shares”) on the basis of such Consolidation Ratio as well as a share consolidation (or reverse stock split) of all of our issued and outstanding Special Voting Shares on the basis of such Consolidation Ratio (collectively, the “Share Consolidation”), subject to the Board’s authority to decide not to proceed with the Share Consolidation;

(5)	to approve the amendment and restatement of our amended and restated stock option and restricted stock unit plan (the “Option & RSU Plan”) to: (a) increase the number of Class A Shares that may be issued, at any time, pursuant to the Option & RSU Plan from 55,000,000 Class A Shares to 65,000,000 Class A Shares; and (b) effect certain other amendments to the Option & RSU Plan in connection with our voluntary delisting of the Class A Shares from the TSX Venture Exchange and concurrent listing of the Class A Shares on the Toronto Stock Exchange; and

(6)	to transact such further and other business as may properly come before the Meeting or any adjournment(s) or postponement(s) thereof.

To mitigate risks related to the rapidly evolving coronavirus disease (COVID-19) and based on government recommendations and requirements to avoid large gatherings, the Meeting will be conducted in a virtual-only format via live audio webcast. The live audio webcast will permit all participants to communicate adequately with each other during the Meeting. Shareholders will not be able to attend the Meeting in person. A summary of the information shareholders will need to attend the Meeting online is provided in the enclosed management information circular.

A copy of our form of proxy and management information circular accompany this notice. If you are not able to be present personally at the Meeting via the live audio webcast, kindly sign the form of proxy accompanying this notice and return it in the envelope provided for such purpose. Alternatively, proxies can be returned to the offices of Computershare Trust Company of Canada (“Computershare”), Attention: Proxy Department, 100 University Avenue, 8th floor, North Tower, Toronto, Ontario, M5J 2Y1, or faxed to 1 (866) 249-7775. Proxies should be returned no later than 48 hours (excluding Saturdays and holidays) before the starting time of the Meeting or any adjournment(s) or postponement(s) thereof. The time limit for deposit of proxies may be waived or extended by the Chair at the Meeting at his discretion without notice.

Our board of directors has fixed the close of business on December 18, 2020 as the record date for the determination of the shareholders entitled to receive notice of, and to vote at, the Meeting.

A shareholder who is unable to attend the Meeting online via the live audio webcast and who wishes to ensure that such shareholder’s shares will be voted at the Meeting, is requested to complete, date and execute the enclosed form of proxy and deliver it by facsimile, by email, by hand or by mail in accordance with the instructions set out in the form of proxy and in the management information circular.

Registered shareholders, or the persons they appoint as their proxies, will be able to attend the Meeting, ask questions and vote, all in real time, provided they are connected to the Internet and comply with all of the requirements set out in the enclosed management information circular. Shareholders who beneficially own shares that are registered in the name of an intermediary or clearing agency (“Non-Registered Holders”) who have not duly appointed themselves as proxyholders may still attend the Meeting as guests provided they are connected to the Internet. Guests will be able to listen to the Meeting and ask questions following conclusion of the formal business of the Meeting but will not be able to vote at the Meeting.

Shareholders who wish to appoint a person other than the management nominees identified on the form of proxy or voting instruction form (including Non-Registered Holders who wish to appoint themselves to attend) must carefully follow the instructions in the enclosed management information circular and on their form of proxy or voting instruction form. These instructions include the additional step of registering such proxyholder with our transfer agent, Computershare, after submitting their form of proxy or voting instruction form. Failure to register the proxyholder with our transfer agent will result in the proxyholder not receiving a control number as a username to vote at the Meeting and only being able to attend as a guest.

DATED at Toronto, Ontario this 8th day of January, 2021.

By Order of the Board of Directors,

“John Levy”
Chairman and Chief Executive Officer

SCORE MEDIA AND GAMING INC.

MANAGEMENT INFORMATION CIRCULAR

RELATING TO THE ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON FEBRUARY 10, 2021

INFORMATION REGARDING SOLICITATION OF PROXIES

Solicitation of Proxies

THIS MANAGEMENT INFORMATION CIRCULAR (“CIRCULAR”) IS FURNISHED IN CONNECTION WITH THE SOLICITATION BY MANAGEMENT OF SCORE MEDIA AND GAMING INC. (“THESCORE”, “US”, “WE” OR “OUR”) OF PROXIES TO BE USED AT THE ANNUAL AND SPECIAL MEETING (THE “MEETING”) OF SHAREHOLDERS OF THESCORE TO BE HELD ON THE 10TH DAY OF FEBRUARY, 2021 AT THE TIME, PLACE AND FOR THE PURPOSES SET FORTH IN THE NOTICE OF MEETING ACCOMPANYING THIS CIRCULAR AND AT ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF. UNLESS OTHERWISE INDICATED, THE INFORMATION CONTAINED HEREIN IS MADE AS OF JANUARY 8, 2021 AND ALL DOLLAR AMOUNTS ARE EXPRESSED IN CANADIAN DOLLARS.

Holders of our shares (the “shareholders”) who are unable to attend the Meeting online via the live video webcast are requested to complete, sign, date and return the enclosed form of proxy in the envelope provided to Computershare, Attention: Proxy Department, 100 University Avenue, 8th floor, North Tower, Toronto, Ontario, M5J 2Y1, no later than 48 hours (excluding Saturdays and holidays) before the starting time of the Meeting or any adjournment(s) or postponement(s) thereof. The time limit for deposit of proxies may be waived or extended by the Chair at the Meeting at his discretion without notice.

It is expected that the solicitation of proxies will be made by our employees, on behalf of our board of directors (the “Board”), primarily by mail. We will bear the cost of solicitation.

Virtual Meeting Information

To mitigate risks related to the rapidly evolving coronavirus disease (COVID-19) and based on government recommendations and requirements to avoid large gatherings, the Meeting will be conducted in a virtual-only format via live audio webcast. The live audio webcast will permit all participants to communicate adequately with each other during the Meeting. Shareholders will not be able to attend the Meeting in person. A summary of the information shareholders will need to attend the Meeting online is provided below. See “Voting at the Meeting” below.

Registered shareholders, or the persons they appoint as their proxies, who participate in the Meeting online will be able to listen to the Meeting, ask questions and vote, all in real time, provided they are connected to the Internet and comply with all of the requirements set out below under “Voting at the Meeting”. Non-registered shareholders who have not duly appointed themselves as proxyholders may still attend the Meeting as guests provided they are connected to the Internet. Guests will be able to listen to the Meeting and ask questions following conclusion of the formal business of the Meeting but will not be able to vote at the Meeting. See “Voting at the Meeting” below.

Exercise of Discretion by Proxy Holders

The shares represented by any proxy received by management will be voted or withheld from voting by the persons named in the enclosed form of proxy in accordance with the direction of the shareholder appointing them. IN THE ABSENCE OF ANY DIRECTION, IT IS INTENDED THAT THE SHARES REPRESENTED BY PROXIES RECEIVED BY MANAGEMENT WILL ON ANY BALLOT BE:

(A)	VOTED “FOR” THE ELECTION OF THE DIRECTORS REFERRED TO IN THIS CIRCULAR;

(B)	VOTED “FOR” THE RE-APPOINTMENT OF THE AUDITORS REFERRED TO IN THIS CIRCULAR AND THE AUTHORIZATION OF THE DIRECTORS TO FIX THE REMUNERATION OF THE AUDITORS;

(C)	VOTED “FOR” THE SHARE CONSOLIDATION REFERRED TO IN THIS CIRCULAR; AND

(D)	VOTED “FOR” THE AMENDMENT AND RESTATEMENT OF THE OPTION & RSU PLAN REFERRED TO IN THIS CIRCULAR.

The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to matters not specifically mentioned in the Notice of Meeting, but which may properly come before the Meeting and with respect to amendments to or variations of matters identified in the Notice of Meeting.

As at the date of this Circular, management does not know of any amendment, variation or matter to come before the Meeting other than the matters referred to in the Notice of Meeting and routine matters incidental to the conduct of the Meeting. If any other matter is properly brought before the Meeting, it is the intention of the persons designated in the enclosed form of proxy to vote in accordance with their best judgment on the matter or business.

Appointment and Revocation of Proxies

The persons specified in the enclosed form of proxy are our directors and/or senior officers. EACH SHAREHOLDER HAS THE RIGHT TO APPOINT A PERSON OR COMPANY (WHO NEED NOT BE A SHAREHOLDER) TO ATTEND AND ACT FOR HIM OR HER ON HIS OR HER BEHALF AT THE MEETING. SUCH RIGHT MAY BE EXERCISED BY STRIKING OUT THE NAMES OF THE SPECIFIED PERSONS AND INSERTING THE NAME(S) OF THE SHAREHOLDER’S APPOINTEE(S) IN THE SPACE PROVIDED OR BY COMPLETING ANOTHER APPROPRIATE FORM OF PROXY AND, IN EITHER CASE, DEPOSITING THE PROXY WITH US OR COMPUTERSHARE, IN EITHER CASE NO LATER THAN 48 HOURS (EXCLUDING SATURDAYS AND HOLIDAYS) BEFORE THE STARTING TIME OF THE MEETING. THE TIME LIMIT FOR DEPOSIT OF PROXIES MAY BE WAIVED OR EXTENDED BY THE CHAIR AT THE MEETING AT HIS DISCRETION WITHOUT NOTICE. THE ADDITIONAL REGISTRATION STEPS OUTLINED BELOW UNDER “VOTING AT THE MEETING” MUST ALSO BE FOLLOWED. PROXIES CAN BE RETURNED TO THE OFFICES OF COMPUTERSHARE, ATTENTION: PROXY DEPARTMENT, 100 UNIVERSITY AVENUE, 8TH FLOOR, NORTH TOWER TORONTO, ONTARIO, M5J 2Y1, OR FAXED TO 1 (866) 249-7775.

A registered shareholder who has deposited a proxy may revoke it by depositing an instrument in writing executed by such registered shareholder (or by an attorney duly authorized in writing) or, if such registered shareholder is a corporation, by any officer or attorney thereof duly authorized, either at our registered office at any time up to and including the close of business on the last business day preceding the Meeting or any adjournment thereof, or as described below.

If a registered shareholder uses a control number to log into the Meeting and such registered shareholder accepts the terms and conditions, such registered shareholder will be revoking any and all previously submitted proxies. However, in such a case, the registered shareholder in question will be provided the opportunity to vote online by ballot on the matters put forth at the Meeting. If a registered shareholder DOES NOT wish to revoke all previously submitted proxies, such registered shareholder must not accept the terms and conditions, in which case the registered shareholder may only enter the Meeting as a guest.

Voting

Only registered shareholders, or the persons they appoint as their proxies, are permitted to attend and vote at the Meeting. Each Special Voting Share (“Special Voting Share”) and each Class A Subordinate Voting Share (“Class A Share”) is entitled to one vote at the Meeting. See “VOTING SHARES AND PRINCIPAL HOLDERS OF VOTING SHARES” for details of these voting rights, including certain differences in the entitlement to elect members of the Board.

The Board has fixed December 18, 2020 as the record date for the purpose of determining shareholders entitled to receive the Notice of Meeting and to vote at the Meeting. Each shareholder is entitled to one vote for each Special Voting Share and each Class A Share held and shown as registered in such holder’s name on the list of shareholders prepared as of the close of business on the record date. The list of shareholders will be available for inspection during usual business hours at the principal office of our transfer agent, Computershare, in Toronto, Ontario and will also be available for inspection at the Meeting.

Voting By Non-Registered Shareholders

While only registered shareholders, or the persons they appoint as their proxies, are permitted to attend and vote at the Meeting, in many cases our shares beneficially owned by a holder (a “Non–Registered Holder”) are registered either:

(A)	in the name of an intermediary (an “Intermediary”) that the Non–Registered Holder deals with in respect of the shares, such as, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self–administered registered retirement savings plans, registered retirement income funds and registered educational savings plans and similar plans; or

(B)	in the name of a clearing agency (such as CDS Clearing and Depository Services Inc. (“CDS”)) of which the Intermediary is a participant.

In accordance with Canadian securities law, we have distributed copies of the Notice of Meeting, this Circular, and the form of proxy (collectively, the “Meeting Materials”) to CDS and Intermediaries for onward distribution to Non–Registered Holders.

Intermediaries are required to forward Meeting Materials to Non–Registered Holders unless a Non–Registered Holder has waived the right to receive them. Very often, Intermediaries will use service companies (such as Broadridge Financial Solutions Inc. (“Broadridge”)) to forward the Meeting Materials to Non–Registered Holders. Generally, Non–Registered Holders who have not waived the right to receive Meeting Materials will receive either a voting instruction form or, less frequently, a form of proxy. The purpose of these forms is to permit Non–Registered Holders to direct the voting of the shares they beneficially own. Non–Registered Holders should follow the procedures set out below, depending on which type of form they receive.

(1)	Voting Instruction Form. In most cases, a Non–Registered Holder will receive, as part of the Meeting Materials, a voting instruction form. If the Non–Registered Holder does not wish to attend and vote at the Meeting online via the live audio webcast (or have another person attend and vote on the holder’s behalf), the voting instruction form must be completed, signed and returned in accordance with the directions on the form. Voting instruction forms sent by Broadridge permit the completion of the voting instruction form by telephone or through the internet at www.proxyvote.com. If a Non–Registered Holder wishes to attend and vote at the Meeting online via the live audio webcast (or have another person attend and vote on the holder’s behalf), the Non–Registered Holder must complete, sign and return the voting instruction form in accordance with the directions provided by Broadridge and a form of proxy giving the right to attend and vote will be forwarded to the Non–Registered Holder; or

(2)	Form of Proxy. Less frequently, a Non–Registered Holder will receive, as part of the Meeting Materials, a form of proxy that has already been signed by the Intermediary (typically by a facsimile, stamped signature) which is restricted as to the number of shares beneficially owned by the Non–Registered Holder but which is otherwise incomplete. If the Non–Registered Holder does not wish to attend and vote at the Meeting online via the live audio webcast (or have another person attend and vote on the holder’s behalf), the Non–Registered Holder must complete the form of proxy and deposit it with Computershare as described above. If a Non–Registered Holder wishes to attend and vote at the Meeting online via the live audio webcast (or have another person attend and vote on the holder’s behalf), the Non–Registered Holder must strike out the names of the persons named in the proxy and insert the Non–Registered Holder’s (or such other person’s) name in the blank space provided.

Voting at the Meeting

General

Registered shareholders, or the persons they appoint as their proxies, may vote at the Meeting by completing a ballot online during the Meeting, as further described below under “How do I Attend and Participate at the Meeting?”

Non-Registered Holders who have not duly appointed themselves as proxyholder will not be able to vote at the Meeting but will be able to participate as a guest and ask questions following conclusion of the formal business of the Meeting. This is because we and Computershare do not have a record of the Non-Registered Holders, and, as a result, will have no knowledge of Non-Registered Holder’s shareholdings or entitlement to vote unless such Non-Registered Holders appoint themselves as proxyholders.

Non-Registered Holders who wish to vote at the Meeting online must appoint themselves as proxyholder by inserting the applicable Non-Registered Holder’s name in the space provided on the voting instruction form sent to them and they must follow all of the applicable instructions, including the deadline, provided by their respective Intermediaries. See “Appointment of a Third Party as Proxy” and “How do I Attend and Participate at the Meeting?” below.

U.S. beneficial shareholders who wish to attend and vote at the Meeting online must first obtain a valid legal proxy from their broker, bank or other agent and then register in advance to attend the Meeting online. Such U.S. beneficial shareholders is encouraged to follow the instructions from their broker or bank included with these proxy materials, or contact their broker or bank to request a legal proxy form. After first obtaining a valid legal proxy from a broker, bank or other agent, to then register to attend the Meeting, U.S. beneficial shareholders who wish to attend and vote at the Meeting online must submit a copy of their legal proxies to Computershare. Requests for registration should be directed by mail to the attention of the Proxy Department of Computershare at 100 University Avenue, 8th Floor, North Tower, Toronto, Ontario, M5J 2Y1 or by email at uslegalproxy@computershare.com. Requests for registration must be labeled as “Legal Proxy” and be received no later than 11:00 a.m. (Toronto time) on February 8, 2021. Such U.S. beneficial shareholders will receive a confirmation of their registrations by email after Computershare receives the submitted registration materials. Please note that U.S. beneficial shareholders who wish to attend and vote at the Meeting online are required to register their appointments at www.computershare.com/Score.

Appointment of a Third Party as Proxy

The following applies to shareholders who wish to appoint someone as their proxyholder other than the management nominees named in the form of proxy or voting instruction form. This includes Non-Registered Holders who wish to appoint themselves as proxyholder to attend, participate or vote at the Meeting.

Shareholders who wish to appoint someone other than the management nominees as their proxyholder to attend and participate at the Meeting as their proxy and vote their shares must submit their form of proxy or voting instruction form, as applicable, appointing that person as proxyholder and register that proxyholder online, as described below. Registering a proxyholder is an additional step to be completed after a shareholder has submitted such shareholder’s form of proxy or voting instruction form. Failure to register the proxyholder will result in the proxyholder not receiving a control number for a username to vote in the Meeting and only being able to attend as a guest.

Step 1 - Submit a form of proxy or voting instruction form: To appoint someone other than the management nominees as proxyholder, insert that person’s name in the blank space provided in the form of proxy or voting instruction form (if permitted) and follow the instructions for submitting such form of proxy or voting instruction form. This must be completed before registering such proxyholder, which is an additional step to be completed once the form of proxy or voting instruction form (as applicable) has been submitted.

Non-Registered Holders who wish to vote at the Meeting must insert their own name in the space provided on the voting instruction form sent to them by their respective Intermediaries, follow all of the applicable instructions provided by their respective Intermediaries and register themselves as their respective proxyholders, as described below. By doing so, Non-Registered Holders are instructing their respective Intermediaries to appoint them as proxyholder. It is important that Non-Registered Holders comply with the signature and return instructions provided by their respective Intermediaries. Please also see further instructions below under the heading “How do I Attend and Participate at the Meeting?”

Step 2 - Register the chosen proxyholder: To register a third party proxyholder, shareholders must visit www.computershare.com/Score by no later than 11:00 a.m. (Toronto time) on February 8, 2021 and provide Computershare with the required proxyholder contact information so that Computershare may provide the proxyholder with a control number for a username via email to participate in the Meeting. Without a control number for a username, proxyholders will not be able to vote at the Meeting but will be able to participate as a guest.

How do I Attend and Participate at the Meeting?

We are holding the Meeting in a virtual-only format, which will be conducted via live audio webcast. Registered shareholders, or the persons they appoint as their proxies, will not be able to attend the Meeting in person.

Attending the Meeting online enables registered shareholders, or the persons they appoint as their proxies, to vote at the Meeting and ask questions at the appropriate times during the Meeting, all in real time.

Guests, including Non-Registered Holders who have not duly appointed themselves as proxyholder, can login to the Meeting as set out below. Guests can listen to the Meeting and ask questions following conclusion of the formal business of the Meeting but are not able to vote.

Log in online at https://web.lumiagm.com/477682817 on your smartphone, tablet or computer. You will need the latest version of Chrome, Safari, Internet Explorer 11, Edge or Firefox. We recommend that you log in at least 15 minutes before the Meeting starts.

If you are a Registered Holder click “I have a login” and then enter your 15-digit control number as the username, which is the control number located on your form of proxy or in the email notification you received from Computershare and “score2021” (case sensitive) as the password.

OR

If you are a duly appointed proxyholder click “I have a login” and then enter your four digit username that was provided to you by Computershare after the voting deadline passed as the username and “score2021” (case sensitive) as the password. In order to be a duly appointed proxyholder the proxyholder must be registered as described in “Appointment of a Third Party as Proxy” above.

OR

If you are a Non-Registered Holder that has not appointed yourself as a proxyholder click “Guest” and then complete the online form.

It is important that registered shareholders, or the persons they appoint as their proxies, who attend the Meeting online are connected to the Internet at all times during the Meeting in order to vote online when balloting commences. It is the responsibility of registered shareholders, or the persons they appoint as their proxies, to ensure connectivity for the duration of the Meeting. Registered shareholders, or the persons they appoint as their proxies, are encouraged to allow ample time to check into the Meeting online and complete the related procedures outlined above.

If a registered shareholder, or the person appointed as their proxy, is using a control number as a username to login into the Meeting and such person accepts the terms and conditions, the registered shareholder, or the person appointed as their proxy, will be revoking any and all previously submitted proxies. However, in such a case, the registered shareholder, or the person appointed as their proxy, will be provided the opportunity to vote online by ballot on the matters put forth at the Meeting. If a registered shareholder, or the person appointed as their proxy, does not wish to revoke all previously submitted proxies, do not accept the terms and conditions, in which case such registered shareholder, or the person appointed as their proxy, may only enter the Meeting as a guest.

VOTING SHARES AND PRINCIPAL HOLDERS OF VOTING SHARES

Our authorized capital consists of an unlimited number of Special Voting Shares, an unlimited number of Class A Shares and an unlimited number of Preference Shares (‘‘Preference Shares’’), issuable in series. As of the date of this Circular 433,622,195 Class A Shares and 5,566 Special Voting Shares are issued and outstanding as fully paid and non–assessable.

The holders of Class A Shares are entitled to receive notice of and to attend, and to cast one vote for each Class A Share held by them at all meetings of our shareholders, other than meetings at which only the holders of another class or series of shares (if any) are entitled to vote separately as a class or series and other than with respect to certain matters which are exclusively reserved for the holders of Special Voting Shares. The holders of Class A Shares, voting separately as a class, have the right to elect that number of members of the Board that is not elected by the holders of the Special Voting Shares (other than the director, if any, that holders of the Preference Shares are collectively entitled to elect), provided that at no time will the number of directors to be elected by the holders of the Class A Shares be less than two directors.

The holders of Special Voting Shares are entitled to receive notice of and to attend, and vote at all meetings of our shareholders, other than any meeting of holders of another class of shares who are entitled to vote separately as a class at such meeting and other than with respect to certain matters which are exclusively reserved for the holders of Class A Shares. The holders of Special Voting Shares are entitled to one vote for each share held.

The holders of Special Voting Shares, voting separately as a class, have the right to elect that number of members of the Board that is equal to the sum of: (a) the number of members of the Board that would constitute a majority of our authorized number of directors (after deducting one from such authorized number if the holders of the Preference Shares are collectively entitled to elect one director), plus (b) two, subject to the rights of the holders of the Class A Shares to elect at least two members of the Board. John Levy Family Holdings Ltd. (“JLFHL”), holder of the Special Voting Shares, has provided a waiver to us of certain of its nomination rights in respect of the Board for fiscal 2021. This waiver provides that JLFHL will nominate only six directors on behalf of the holders of the Special Voting Shares at the Meeting out of a proposed total of eight directors, and waives its right to nominate a seventh director.

Pursuant to a trust agreement dated October 19, 2012, as amended, between us, JLFHL (as assignee of Levfam Holdings Ltd.) and Computershare (as assignee of Valiant Trust Company), JLFHL, the holder of the Special Voting Shares, agreed not to sell any Special Voting Shares pursuant to a take–over bid under circumstances in which securities legislation would have required the same offer be made to holders of Class A Shares if the sale had been of Class A Shares rather than Special Voting Shares unless, either: (a) an identical offer is made for the Class A Shares, which identical offer has no condition other than the right not to take up and pay for shares tendered if no shares are purchased pursuant to the offer for the Special Voting Shares; or (b) there is a concurrent unconditional offer to purchase all of the Class A Shares at a price per share at least as high as the highest price per share paid pursuant to the take–over bid for the Special Voting Shares.

As of the date of this Circular, the only persons or companies who are known to our directors and executive officers to beneficially own, or control or direct, directly or indirectly, voting securities carrying ten percent (10%) or more of the voting rights attached to any class of our voting securities are:

(a)	John Levy, who beneficially owns or controls (i) 77,745,750 Class A Shares, representing approximately 17.9% of the total number of Class A Shares outstanding and (ii) 5,566 Special Voting Shares, representing 100% of the total number of Special Voting Shares outstanding as of the date of this Circular; and

(b)	Relay Ventures Fund II LP and Relay Ventures Parallel Fund II LP (together, “Relay Ventures”) collectively beneficially own or control 64,038,978 Class A Shares, representing approximately 14.8% of the total number of Class A Shares outstanding as of the date of this Circular. John Albright, one of our directors, co-directs Relay Ventures.

In addition, LPF Sports Holdings GP Inc., in its capacity as the general partner of LPF Sports Holdings LP (“LPF Sports Holdings”), holds a $40,000,000 8.00% convertible unsecured subordinated debenture of theScore due August 31, 2024 (the “Debenture”). At LPF Sports Holdings’ option, the Debenture may be converted into Class A Shares at any time prior to the close of business on the earlier of the business day immediately preceding the maturity date and the business day immediately preceding the date fixed for redemption of the Debenture. The conversion price is $0.75 for each Class A Share, being a conversion rate of 1,333.3333 Class A Shares issuable for each $1,000 principal amount of the Debenture, subject to adjustment in certain circumstances. As of the date of this Circular, LPF Sports Holdings owned no Class A Shares. Assuming conversion of the Debenture as at the date of this Circular, LPF Sports Holdings would own 57,553,242 Class A Shares representing an aggregate of approximately 11.7% of the total issued and outstanding Class A Shares.

ELECTION OF DIRECTORS

Directors are elected annually by our shareholders. Our Articles provide that the number of directors shall be a minimum of two and a maximum of ten. The number of directors proposed to be elected at the Meeting is eight.

The persons named in the enclosed form of proxy intend to vote FOR the election of the director nominees set forth below. All of the nominees are current members of the Board. Management does not contemplate that any of the nominees will be unable to serve as a director but, if that should occur for any reason prior to the Meeting, the persons named in the enclosed form of proxy reserve the right to vote for another nominee in their discretion.

Mr. Brian Cooper, Mr. Ralph Lean, Q. C., Ms. Angela Ruggiero, Mr. Mark Scholes, Mr. Benjamin Levy and Mr. John Levy have been nominated by JLFHL for election as directors by the holders of the Special Voting Shares.

Mr. John Albright has been nominated by Relay Ventures, in accordance with the terms of the board nomination agreement entered into between us and Relay Ventures dated May 3, 2013, as amended on July 15, 2019, (the “Board Nomination Agreement”). Mr. William Thomson, has been nominated by the Nominating and Corporate Governance Committee of the Board for election as a director by the holders of the Class A Shares.

Each director will hold office until the next annual meeting or until his or her successor is elected or appointed.

In connection with the Debenture, we entered into an investment agreement with LPF Sports Holdings on August 31, 2019 (the “Investment Agreement”), whereby LPF Sports Holdings was provided with certain rights including, but not limited to, the right to nominate one individual to serve on our board of directors (or, if such right is not exercised, the right to designate a board observer) for so long as the Debenture is outstanding (or, following conversion, for so long as LPF Sports Holdings and its affiliates hold at least 7.5% of the outstanding Class A Shares. To date, LPF Sports Holdings has not elected to exercise its board nomination right granted to it under the Investment Agreement.

The following table sets out the names, province or state and country of residence, positions with theScore and principal occupations in the past five years of each of the nominees. The table also sets out the number of Special Voting Shares, Class A Shares and options and warrants to acquire Class A Shares beneficially owned, directly or indirectly, or over which control or direction is exercised as of the date of this Circular, by each of our directors. Information as to Class A Shares, warrants to acquire Class A Shares, or Special Voting Shares beneficially owned or over which control or direction is exercised, not being within our knowledge, has been supplied by the respective individuals.

NOMINEES TO BE ELECTED BY HOLDERS OF THE SPECIAL VOTING SHARES

Name and Province of Residence	Principal Occupation During Past Five Years	Director Since	Securities of theScore

Brian Cooper Ontario, Canada	Chairman, MKTG Canada (marketing agency)	April 22, 2020	50,763 Class A Shares

Ralph Lean, Q.C.(1)(2)(3) Ontario, Canada	Counsel, Gowling WLG (law firm – retired)	October 18, 2012	216,115 Class A Shares and options to acquire 580,000 Class A Shares

Benjamin Levy Ontario, Canada	President and Chief Operating Officer of theScore	August 30, 2012	6,185,087 Class A Shares and options to acquire 4,000,000 Class A Shares(4)

John Levy Ontario, Canada	Chairman of the Board and Chief Executive Officer of theScore	August 30, 2012	5,566 Special Voting Shares, 77,745,750 Class A Shares and options to acquire 7,600,000 Class A Shares(5)

Name and Province of Residence	Principal Occupation During Past Five Years	Director Since	Securities of theScore

Angela Ruggiero Massachusetts, United States

CEO, Co-Founder, Sports Innovation Lab, Inc. (communications platform) (Dec. 2016 – Present)

Founder, Ruggiero Sports Ventures (consulting services) (Jan. 1998 – Present)

Bridgewater Associates (investment management firm) (2014 – 2015)

Los Angeles 2028 Bidding Committee (Olympic bid committee) (2016 – 2017)

		October 14, 2020	nil Class A Shares and options to acquire nil Class A Shares

Mark Scholes(1)(2)(3) Ontario, Canada	Partner, Weisz, Rocchi & Scholes (law firm)	October 18, 2012	227,847 Class A Shares and options to acquire 580,000 Class A Shares

Notes:

(1)	Member of the Human Resources and Compensation Committee. This committee establishes and administers the compensation policies and remuneration levels for certain of our senior officers and our material subsidiaries. Mr. Mark Scholes acts as the Chair.

(2)	Member of the Audit Committee. The Audit Committee normally meets at least quarterly and its responsibilities include, among others, the review of our annual audit plan of the external auditors, internal controls, accounting systems, financial risk management, adequacy of insurance coverage, financial reporting and financial statements and related continuous disclosure filings. The committee meets with and has direct access to representatives of our auditors. Mr. William Thomson acts as the Chair.

(3)	Member of the Nominating and Corporate Governance Committee. This committee is responsible for recommending annually certain member(s) of the Board proposed for election to the Board, recommending new candidates for Board membership, monitoring the composition of the Board and suggesting appropriate changes, and the selection and compensation plans of the Chair and CEO. It also monitors the relationship between management and the Board. Mr. Ralph Lean acts as the Chair.

(4)	4,250,000 Class A Shares are held by Benjie Levy Family Holdings Inc., a corporation controlled by Mr. Benjamin Levy. Mr. Benjamin Levy also holds 1,935,087 Class A Shares directly and/or in trust for his children. Mr. Benjamin Levy also holds options to acquire 4,000,000 Class A Shares directly. Mr. Benjamin Levy is a beneficiary of certain family trusts which hold an indirect interest in the shares controlled and directed by Mr. John Levy (see note 7).

(5)	5,566 Special Voting Shares and 70,972,802 Class A Shares are held by JLFHL; 5,662,088 Class A Shares are held by Norwest Video Inc. (“Norwest”); 1,110,860 Class A Shares are held by Mr. John Levy directly. Norwest holds options to acquire 7,600,000 Class A Shares. JLFHL and Norwest are corporations controlled by Mr. John Levy.

NOMINEES TO BE ELECTED BY HOLDERS OF THE CLASS A SHARES

Name and Province of Residence	Principal Occupation During Past Five Years	Director Since	Securities of theScore

John Albright(1) Ontario, Canada	Managing Partner, Relay Ventures (venture capital company)	May 3, 2013	64,082,236 Class A Shares and options to acquire 540,000 Class A Shares(2)

William Thomson(3)(4)(5) Ontario, Canada	Managing Partner, Mercana Growth Partners (merchant banking company)	October 18, 2012	233,054 Class A Shares, and options to acquire 580,000 Class A Shares

Notes:

(1)	The Board Nomination Agreement provides Relay Ventures with the right to nominate one eligible Relay Ventures nominee (the “Relay Nominee”) to the Board. So long as Relay Ventures holds an equity and voting interest in theScore that is greater than or equal to 7.5% (such quotient to be obtained by dividing the number of Class A Shares beneficially owned by Relay Ventures at the relevant time by the number of issued and outstanding Class A Shares on a non-diluted basis), the Relay Nominee will be included among the Board’s nominees as our directors at each meeting of our shareholders at which directors are to be elected by the holders of the Class A Shares. The Board Nomination Agreement provides that Relay Ventures will vote the Class A Shares controlled or beneficially held by Relay Ventures or its affiliates in favour of the Board’s slate of nominees for election as directors at each meeting of our shareholders at which directors are to be elected provided that the Relay Nominee has been nominated in accordance with the Board Nomination Agreement. In addition, Mr. John Levy agreed to vote or cause to be voted all Class A Shares controlled or beneficially owned by him or his affiliates in favour of the Relay Nominee for election as a director at each meeting of shareholders at which directors are to be elected provided the Relay Nominee has been nominated in accordance with the Board Nomination Agreement.

(2)	43,258 Class A Shares are held by Mr. John Albright directly and 64,038,978 Class A Shares are held by Relay Ventures. Mr. John Albright co-directs Relay Ventures. Mr. John Albright also holds options to acquire 540,000 Class A Shares directly.

(3)	Member of the Human Resources and Compensation Committee. This committee establishes and administers the compensation policies and remuneration levels for certain of our senior officers and our material subsidiaries. Mr. Mark Scholes acts as the Chair.

(4)	Member of the Audit Committee. The Audit Committee normally meets at least quarterly and its responsibilities include, among others, the review of our annual audit plan of the external auditors, internal controls, accounting systems, financial risk management, adequacy of insurance coverage, financial reporting and financial statements and related continuous disclosure filings. The committee meets with and has direct access to representatives of our auditors. Mr. William Thomson acts as the Chair.

(5)	Member of the Nominating and Corporate Governance Committee. This committee is responsible for recommending annually certain member(s) of the Board proposed for election to the Board, recommending new candidates for Board membership, monitoring the composition of the Board and suggesting appropriate changes, and the selection and compensation plans of the Chair and CEO. It also monitors the relationship between management and the Board. Mr. Ralph Lean acts as the Chair.

The enclosed form of proxy permits holders of Class A Shares to vote for (or withhold their vote for) each nominee on an individual basis.

REAPPOINTMENT OF AUDITORS

Management proposes that KPMG LLP, Toronto, Ontario, be re–appointed as our auditors and that the directors be authorized to fix the remuneration of the auditors. Fees billed by KPMG LLP to us during fiscal 2020 were as follows: Audit fees related to the audit of the consolidated financial statements, and quarterly reviews of condensed consolidated interim financial statements – $449,160 and tax compliance fees related principally to fees associated with assistance related to tax compliance requirements and certain tax credit filings – $65,880.

The persons named in the enclosed form of proxy intend to vote FOR the resolution to re-appoint KPMG LLP as our auditors until the next annual meeting of shareholders and authorize the directors to fix the remuneration of the auditors.

APPROVAL OF CONSOLIDATION OF CLASS A SHARES AND SPECIAL VOTING SHARES

At the Meeting, shareholders will be asked to consider and approve a special resolution to authorize the Board to determine, in its sole discretion, a consolidation ratio within the range of one post-consolidation share of theScore for every two to twenty pre-consolidation shares of theScore of the same class (the “Consolidation Ratio”), and to effect, at such time as the Board deems appropriate, but in any event no later than one year after the Meeting, a share consolidation (or reverse stock split) of all of the issued and outstanding Class A Shares on the basis of such Consolidation Ratio as well as a share consolidation (or reverse stock split) of all of the issued and outstanding Special Voting Shares on the basis of such Consolidation Ratio (collectively, the “Share Consolidation”), subject to the Board’s authority to decide not to proceed with the Share Consolidation.

The full text of the special resolution to be considered and if thought advisable, passed, by the shareholders is set forth below (the “Consolidation Resolution”). See “Approval of Share Consolidation” below.

Background for Share Consolidation

Our management team has been studying the potential benefits of an additional listing on a U.S. stock exchange. Based on our stage of development, certain developments in our industry, our observations regarding the market for our peers whose securities are listed on a U.S. stock exchanges, and also from discussions with both U.S.-based investment banks and other advisers, we believe that there may be potential benefits of a listing on a U.S. stock exchange, including:

•	a significantly larger pool of available capital;

•	a greater average daily trading volume;

•	a greater number of U.S. retail and institutional investors; and

•	a potential increase in market valuation.

We must satisfy a variety of requirements to be accepted for listing on certain U.S. stock exchanges, including the requirement that the listed securities maintain a minimum per-share trading price for a specific period of time. We are contemplating the possibility of proceeding to complete the Share Consolidation in order to satisfy this requirement.

The Board believes that a range of permitted Share Consolidation ratios will provide it with the flexibility to implement the Share Consolidation in a manner designed to optimize our anticipated benefits of the Share Consolidation and those of the shareholders. In determining which precise Consolidation Ratio within the range of ratios to implement, if any, following the receipt of approval by the shareholders, the Board may consider, among other things, factors such as:

•	the historical trading prices and trading volume of the Class A Shares;

•	the then prevailing trading price and trading volume of the Class A Shares and the anticipated impact of the Share Consolidation on the trading of the Class A Shares;

•	threshold prices of brokerage houses or institutional investors that could impact their ability to invest or recommend investments in the Class A Shares;

•	minimum listing requirements of certain U.S. stock exchanges; and

•	prevailing general market and economic conditions and outlook for the trading of the Class A Shares.

Additional Considerations for Holders of Class A Shares and Special Voting Shares

Listing of Class A Shares

Following the completion of the Share Consolidation, the Class A Shares will continue to be listed on the Toronto Stock Exchange (the “TSX”) under the symbol “SCR”. Pre-consolidation voting rights and other rights of the shareholders will not be affected by the Share Consolidation, other than as a result of the creation and disposition of fractional shares.

No Fractional Class A Shares or Special Voting Shares

No fractional Class A Shares or Special Voting Shares will be issued in connection with the Share Consolidation. In the event that a shareholder would otherwise be entitled to receive a fractional Class A Share or Special Voting Share, as applicable, upon such Share Consolidation, the number of Class A Shares or Special Voting Shares, as applicable, to be received by such holder will be rounded down to the nearest whole Class A Share or Special Voting Share, as applicable.

Adjustment of Other Securities

The exercise or conversion price and/or the number of Class A Shares issuable under any outstanding options to acquire Class A Shares and restricted share units will be proportionately adjusted upon the implementation of the Share Consolidation. Additionally, upon the implementation of the Share Consolidation, the conversion price and the number of Class A Shares issuable upon the conversion of the $40,000,000 8.00% convertible unsecured subordinated debenture due August 31, 2023 held by a fund managed and controlled by Fengate Asset Management will be proportionately adjusted.

Effecting the Share Consolidation

If the proposed Share Consolidation is approved by the shareholders and all regulatory requirements are complied with, including the approval of the TSX, and implemented by resolution of the Board, following our announcement of the effective date of the Share Consolidation and the determination by the Board of the precise Consolidation Ratio, registered shareholders will be sent a letter of transmittal by our transfer agent, Computershare, containing instructions on how to exchange their share certificates representing pre-consolidation Class A Shares or Special Voting Shares, as applicable, for new share certificates representing post-consolidation Class A Shares or Special Voting Shares, as applicable. Non-Registered Holders who hold their Class A Shares or Special Voting Shares, as applicable, through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the Share Consolidation than those that we may put in place for the registered shareholders. If you are a Non-Registered Holder and hold your Class A Shares or Special Voting Shares, as applicable, with such a bank, broker or other nominee and if you have any questions in this regard, you are encouraged to contact your nominee.

Although approval for the Share Consolidation is being sought at the Meeting, the Share Consolidation, if approved by the shareholders, will not become effective until the Board determines the precise Consolidation Ratio and the effective date of the Share Consolidation, and passes a resolution approving the Share Consolidation on that basis.

The completion of the proposed consolidation of the Class A Shares and the proposed consolidation of the Special Voting Shares will be conditional on the other having been completed. For clarity, in the event that either the proposed consolidation of the Class A Shares or the proposed consolidation of the Special Voting Shares is not completed, the Share Consolidation will be not be completed.

To be effective, our Articles require that the Consolidation Resolution be approved by a special resolution of the shareholders, being a majority of not less than two-thirds (2/3) of the votes cast by shareholders that are present in person or represented by proxy at the Meeting. In addition to the approval of the shareholders, the Share Consolidation requires the approval of the TSX. Subject to receipt of the requisite shareholder approval, the TSX has conditionally approved the proposed Share Consolidation.

Certain Canadian Federal Income Tax Considerations

The following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereunder (collectively, the “Tax Act”) generally applicable as of the date hereof to a beneficial owner of Class A Shares whose Class A Shares are consolidated pursuant to the Share Consolidation and who, for the purposes of the Tax Act and at all relevant times: (a) deals at arm’s length with theScore; (b) is not affiliated with theScore; and (c) holds such Class A Shares as capital property (a “Holder”).

Generally, the Class A Shares will be considered to be capital property to a Holder provided that the Holder does not hold such shares in the course of carrying on a business of buying and selling securities and has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade. Certain holders who might not otherwise be considered to hold their Class A Shares as capital property may, in certain circumstances, be entitled to make an irrevocable election under subsection 39(4) of the Tax Act to have their Class A Shares and any other “Canadian securities” (as defined in the Tax Act) owned by such holders in the taxation year of the election and all subsequent taxation years treated as capital property. Such holders should consult their own tax advisors regarding the availability and the advisability of such election in their particular circumstances.

The summary does not apply to a Holder: (i) that is a “financial institution” for purposes of the Tax Act; (ii) that is a “specified financial institution” for purposes of the Tax Act; (iii) that has elected to report its results in a currency other than Canadian dollars pursuant to the “functional currency” reporting rules under the Tax Act; (iv) that is a corporation that is, or becomes as part of a transaction or event or a series of transactions or events that includes the acquisition of the Class A Shares, controlled by a non-resident corporation for the purpose of the foreign affiliate dumping rules in section 212.3 of the Tax Act; (v) that has entered into or will enter into, in respect of the Class A Shares, a “synthetic disposition arrangement” or a “derivative forward agreement” for the purposes of the Tax Act; or (vi) that is a partnership. In addition, this summary does not discuss all of the tax considerations applicable to a Holder who acquired Class A Shares pursuant to an employment compensation plan. Such Holders should consult their own tax advisors.

This summary is based on the current provisions of the Tax Act in force as of the date hereof, all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and the current administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) published in writing by it prior to the date hereof. Except for the Proposed Amendments, this summary does not take into account or anticipate any changes in law, whether by legislative, governmental or judicial action, or changes in the CRA’s administrative policies and assessing practices, nor does it take into account or consider any other federal tax considerations or any provincial, territorial or foreign tax considerations, which may differ materially from those discussed herein. This summary assumes that the Proposed Amendments will be enacted as currently proposed, although no assurance can be given that the Proposed Amendments will be enacted in their current form or at all. There can be no assurance that the CRA will not change its administrative policies or assessing practices.

This summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations. This summary is not intended to be, nor should it be construed to be, legal or tax advice or representations to any particular Holder. Accordingly, Holders should obtain independent advice regarding the income tax consequences of the consolidation of the Class A Shares pursuant to the Share Consolidation, with reference to the Holder’s particular circumstances.

No disposition or acquisition of Class A Shares should occur for purposes of the Tax Act solely as a result of the Share Consolidation. The aggregate adjusted cost base of the Class A Shares held by a Holder immediately after the Share Consolidation should be the same as the aggregate adjusted cost base of the Class A Shares held by that Holder before the Share Consolidation.

Certain U.S. Federal Income Tax Considerations

The following discussion is a general summary of certain U.S. federal income tax consequences of the proposed Share Consolidation that may be relevant to holders of Class A Shares that hold such shares as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This summary is based upon the provisions of the Code, U.S. Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions as of the date hereof, all of which may change, possibly with retroactive effect, resulting in U.S. federal income tax consequences that may differ from those discussed below. We will not request any rulings from the Internal Revenue Service on the tax consequences described below. The Internal Revenue Service or a U.S. court might reach a contrary conclusion with respect to the issues addressed herein if the matter were contested. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to such holders in light of their particular circumstances or to holders that may be subject to special tax rules, including, without limitation: (i) banks, insurance companies or other financial institutions; (ii) tax-exempt organizations; (iii) retirement plans, individual plans, individual retirement accounts and tax-deferred accounts; (iv) dealers in securities, currency or commodities; (v) regulated investment companies or real estate investment trusts and shareholders of such entities; (vi) partnerships (or other flow-through entities for U.S. federal income tax purposes) and their partners or members; (vii) traders in securities; (viii) persons whose “functional currency” is not the U.S. dollar; (ix) persons holding Class A Shares as a position in a hedging transaction, “straddle,” “conversion transaction,” “constructive sale,” “wash sale,” “synthetic security” or other integrated or risk reduction transaction; (x) persons who acquired their Class A Shares in connection with employment or other performance of services; (xi) persons subject to the alternative minimum tax; (xii) U.S. expatriates; (xiii) controlled foreign corporations or passive foreign investment companies; and (xiv) persons that are required to recognize income for U.S. federal income tax purposes no later than when such income is taken into account in applicable financial statements. In addition, this summary does not address the tax consequences arising under the laws of any non-U.S. or U.S. state or local jurisdiction or U.S. federal tax consequences other than federal income taxation.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Class A Shares, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership.

EACH HOLDER OF CLASS A SHARES SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE SHARE CONSOLIDATION TO SUCH HOLDER.

The proposed Share Consolidation should constitute a “recapitalization” for U.S. federal income tax purposes. As a result, a holder of Class A Shares generally should not recognize gain or loss for U.S. federal income tax purposes as a result of such holder’s exchange of pre-consolidation Class A Shares for post-consolidation Class A Shares in connection with the proposed Share Consolidation. A holder’s aggregate adjusted tax basis in post-consolidation Class A Shares received pursuant to the proposed Share Consolidation should equal the aggregate adjusted tax basis of the pre-consolidation Class A Shares exchanged therefor. Additionally, a holder’s holding period in post-consolidation Class A Shares received pursuant to the proposed Share Consolidation should include the holding period in pre-consolidated Class A Shares exchanged therefor. U.S. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of shares of stock surrendered in a recapitalization to shares received in the recapitalization. Holders of Class A Shares acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such Class A Shares. This discussion should not be considered as tax or investment advice, and the tax consequences of the proposed Share Consolidation may not be the same for all holders of Class A Shares.

Risks of the Share Consolidation

No Guarantee of an Increased Share Price or Improved Trading Liquidity

Reducing the number of issued and outstanding Class A Shares and Special Voting Shares through the Share Consolidation is intended, absent other factors, to increase the per-share trading price of the post-consolidation Class A Shares. However, the trading price of the Class A Shares will also be affected by our financial and operational results, financial position, including liquidity and capital resources, industry conditions, the market's perception of our business and other factors, which are unrelated to the number of Class A Shares and Special Voting Shares outstanding.

Having regard to these other factors, there can be no assurance that the trading price of the Class A Shares will increase following the implementation of the Share Consolidation or, if increased, that the increase will be between two and twenty times, as applicable, based on the Consolidation Ratio determined by the Board, or that such trading price will be maintained for any period of time.

There can also be no assurance that the implementation of the Share Consolidation will, in and of itself, guarantee our ability to list the Class A Shares on a U.S. stock exchange.

Although we believe that establishing a higher trading price for the Class A Shares could increase investment interest for the Class A Shares by potentially expanding the pool of investors that may consider investing, there is no assurance that implementing the Share Consolidation will achieve this result.

If the Share Consolidation is implemented and the trading price of the Class A Shares (adjusted to reflect the Consolidation Ratio determined by the Board) declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would have occurred if the Share Consolidation had not been implemented. Both our total market capitalization and the adjusted trading price of the Class A Shares following the Share Consolidation may be lower than they were before the Share Consolidation took effect. The decreased number of Class A Shares and Special Voting Shares outstanding after the Share Consolidation is implemented could adversely affect the liquidity of the Class A Shares.

Class A Shareholders May Hold Odd Lots Following the Share Consolidation

The Share Consolidation may result in some holders of Class A Shares owning “odd lots” of fewer than 100 Class A Shares on a post-consolidation basis. Odd lot Class A Shares may be more difficult to sell, or may attract greater transaction costs per Class A Share to sell, and brokerage commissions and other costs of transactions in odd lots may be higher than the costs of transactions in “round lots” of even multiples of 100 Class A Shares. If the Share Consolidation results in a substantial number of holders of Class A Shares holding an odd lot of Class A Shares, it could adversely affect the liquidity of the Class A Shares.

approval of Share Consolidation

At the Meeting, shareholders will be asked to consider and approve a special resolution, in substantially the following form, in order to approve the Share Consolidation.

“RESOLVED THAT:

1.       Subject to final approval of the Toronto Stock Exchange, the board of directors of theScore (the “Board”) is hereby authorized to determine, in its sole discretion, a consolidation ratio within the range of one post-consolidation share of theScore for every two to twenty pre-consolidation shares of theScore of the same class (the “Consolidation Ratio”), and theScore is hereby authorized to change the number of the issued and outstanding Class A Subordinate Voting Shares of theScore (“Class A Shares”) pursuant to the Business Corporations Act (British Columbia) by consolidating the issued and outstanding Class A Shares on the basis of such Consolidation Ratio as well as to change the number of the issued and outstanding Special Voting Shares of theScore (“Special Voting Shares”) pursuant to the Business Corporations Act (British Columbia) by consolidating the issued and outstanding Special Voting Shares on the basis of such Consolidation Ratio (collectively, the “Share Consolidation”), which Share Consolidation will become effective on a date in the future to be determined by Board, but in any event not later than one year after the date on which this resolution is approved, subject to the Board’s authority to decide not to proceed with the Share Consolidation.

2.       The consummation of the Share Consolidation will be completed in a manner such that no fractional Class A Shares or Special Voting Shares will be issued in connection with the Share Consolidation and that the number of post-consolidation Class A Shares and Special Voting Shares to be received by a registered shareholder will be rounded up, in the case of a fractional interest that is 0.5 or greater, or rounded down, in the case of a fractional interest that is less than 0.5, to the nearest whole number of Class A Shares or Special Voting Shares, as applicable, that such holder would otherwise be entitled to receive upon the implementation of the Share Consolidation.

3.       Each director and officer of theScore, acting alone, is authorized to do all such acts and things and to execute (whether under the corporate seal of theScore or otherwise) and deliver all such documents as in such director’s or officer’s opinion may be necessary or desirable to give effect to this resolution.

4.       Notwithstanding that this resolution has been passed by the shareholders of theScore, the approval of the Share Consolidation is conditional upon receipt of final approval from the Toronto Stock Exchange, and the Board be and it is hereby authorized, in its sole discretion, to revoke this special resolution in whole or in part at any time prior to its being given effect without further notice to, or approval of, the holders of Class A Shares or Special Voting Shares.”

Approval of the Share Consolidation requires that the resolution be passed by a majority of not less than two-thirds (2/3) of the votes cast by shareholders that are present in person or represented by proxy at the Meeting.

The completion of the proposed consolidation of the Class A Shares and the proposed consolidation of the Special Voting Shares will be conditional on the other having been completed. For clarity, in the event that either the proposed consolidation of the Class A Shares or the proposed consolidation of the Special Voting Shares is not completed, the Share Consolidation will be not be completed.

The Board recommends that shareholders vote in favour of the special resolution. In the absence of contrary instruction, the persons named in the accompanying form of proxy intend to vote FOR the special resolution to approve the Share Consolidation.

APPROVAL OF AMENDMENT TO AMENDED AND RESTATED STOCK OPTION AND RESTRICTED STOCK UNIT PLAN

On January 8, 2021, the Board, upon the recommendation of the Human Resources and Compensation Committee (“HRC Committee”), approved an amendment and restatement of our amended and restated stock option and restricted stock unit plan (the “Amended Option & RSU Plan”). Subject to the approval of our shareholders at the Meeting, the Amended Option & RSU Plan will (collectively, the “Amendments”):

(a)	increase the maximum number of Class A Shares that may be issued, at any time, under the Option & RSU Plan (the “Option & RSU Pool”) from 55,000,000 or approximately 12.7% of the total issued and outstanding Class A Shares as of the date of this Circular, to 65,000,000, or approximately 15.0% of the total issued and outstanding Class A Shares as of the date of this Circular; and

(b)	effect certain other amendments to our current amended and restated stock option and restricted stock unit plan (the “Option & RSU Plan”) in connection with our voluntary delisting of the Class A Shares from the TSX Venture Exchange and concurrent listing of the Class A Shares on the Toronto Stock Exchange (the “TSX”).

More specifically, in addition to the proposed increase of the Option & RSU Pool described above, the revisions proposed in the Amended Option & RSU Plan will:

(i)	amend the manner in which the market price of the Class A Shares is to be calculated in order to comply with Section 613(b) of the TSX Company Manual. In particular, where no Class A Shares are traded on a particular trading day, rather than using a market price for the Class A Shares equal to the arithmetic average of the final bid and ask prices of the Class A Shares on that trading day, the market price of the Class A Shares used to determine (among other things) the exercise price of a granted option will be equal to the volume-weighted average trading price of the Class A Shares for the five trading days immediately preceding the grant date of that option;

(ii)	remove certain limitations on security-based awards that may be granted to “Consultants”, to persons involved in “Investor Relations Activities” or to any other single eligible recipient under the Option & RSU Plan (other than “Insiders” of theScore, as described further below), as well as certain limitations on the numbers of Class A Shares that may be issued to “Insiders” of theScore (as such term is defined in the TSX Company Manual) pursuant to restricted share units held by those “Insiders”, as the TSX Company Manual, unlike the policies of the TSX Venture Exchange, does not include those limitations on security-based awards that may be granted or securities that may be issued to such persons;

(iii)	amend the insider participation limits provided in the Option & RSU Plan to more expressly align with the policies of the TSX Company Manual, including, but not limited to, Part I of the TSX Company Manual, whereby (A) “Insiders” of theScore (as such term is defined in the TSX Company Manual) are and will continue to be prohibited from being issued, within any twelve-month period, a number of Class A Shares that exceeds 10% of our issued and outstanding Class A Shares, and (B) the maximum number of Class A Shares that may be issuable to “Insiders” of theScore, at any time under all security-based compensation arrangements adopted by theScore (including the Option & RSU Plan), is and will continue to be limited to 10% of our issued and outstanding Class A Shares;

(iv)	amend the types of amendments to the Option & RSU Plan that require shareholder approval so as to more expressly align with Section 613(i) of the TSX Company Manual. In particular, the Amended Option & RSU Plan will (A) narrow the current requirement to obtain shareholder approval for amendments that would extend the term of an option or restricted share unit beyond its original expiry date and to only require shareholder approval for those amendments where the option or restricted share unit in question is held by an “Insider” of theScore (as such term is defined in the TSX Company Manual), and (B) remove the requirement that shareholder approval be obtained for an amendment that would result in the issuance, within any 12-month period, to any one eligible recipient under the Option & RSU Plan of a number of Class A Shares that exceeds 5% of our issued and outstanding Class A Shares;

(v)	implement certain other amendments of a “housekeeping” nature, including, but not limited to, to reflect the Class A Shares now being listed on the TSX and being subject to the terms of the TSX Company Manual rather than the policies of the TSX Venture Exchange, including the replacement of certain terms defined in the policies of the TSX Venture Exchange with their respective appropriate equivalents under the TSX Company Manual; and

(vi)	update certain tax-related provisions that apply to persons who are eligible to receive awards under the Option & RSU Plan and who are citizens or permanent residents of the United States.

A copy of the Amended Option & RSU Plan is attached to this Circular as Appendix A. For a summary of our current Option & RSU Plan as it relates to options to purchase Class A Shares and restricted share units, see “EXECUTIVE COMPENSATION – Elements of Compensation – Long-Term Incentive Program – Option & RSU Plan”.

As of the date of this Circular, 34,708,082 options to purchase Class A Shares are outstanding.

In the event that the proposed increase of the Option & RSU Pool described above is approved by the shareholders that are present in person or represented by proxy at the Meeting, 22,450,477 Class A Shares will be available for future issuance under the Amended Option & RSU Plan, representing 5.2% of our issued and outstanding Class A Shares as at the date of this Circular.

In the event that the Amendments are not approved by the shareholders that are present in person or represented by proxy at the Meeting, the applicable provisions of the Option & RSU Plan, without giving effect to the Amendments, will remain in effect following the Meeting and we will continue to perform our obligations under such provisions, provided that our performance complies, at all times, with the applicable policies of the TSX Company Manual. For certainty, if the Amendments are not approved, we will continue to grant awards to eligible recipients under the existing terms of the Option & RSU Plan. In the event that the Amendments are not approved by the shareholders that are present in person or represented by proxy at the Meeting, 12,450,477 Class A Shares will remain available for future issuance under the Option & RSU Plan, representing 2.9% of our issued and outstanding Class A Shares as at the date of this Circular.

approval of Amended Option & RSU Plan

At the Meeting, shareholders will be asked to consider and approve an ordinary resolution, in substantially the following form, in order to approve the Amended Option & RSU Plan.

“RESOLVED THAT:

1.       Subject to final approval of the Toronto Stock Exchange, theScore’s Second Amended and Restated Stock Option and Restricted Stock Unit Plan, in the form set out in Appendix A of the management information circular relating to this meeting, is hereby approved.

2.       Each director and officer of theScore, acting alone, is authorized to do all such acts and things and to execute (whether under the corporate seal of theScore or otherwise) and deliver all such documents as in such director’s or officer’s opinion may be necessary or desirable to give effect to this resolution.

3.       Notwithstanding that this resolution has been passed by the shareholders of theScore, the adoption of the amendment to theScore’s Amended & Restated Stock Option and Restricted Stock Unit Plan is conditional upon receipt of final approval from the Toronto Stock Exchange and the directors of theScore are authorized to revoke this resolution, without any further approval of the shareholders of theScore, at any time if such revocation is considered necessary.”

Approval of the Amended Option & RSU Plan requires that the resolution be passed by a simple majority of the votes cast by shareholders that are present in person or represented by proxy at the Meeting.

The Board recommends that shareholders vote in favour of the ordinary resolution. In the absence of contrary instruction, the persons named in the accompanying form of proxy intend to vote FOR the ordinary resolution to approve the Amended Option & RSU Plan.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

The Board

A total of eight persons have been nominated for election as directors at the Meeting. The Board has determined that if all such nominees are elected, the Board will consist of six directors who are independent within the meaning of applicable securities laws and two directors that are not.

The Board considers Mr. John Albright, Mr. Brian Cooper, Mr. Ralph Lean, Ms. Angela Ruggiero, Mr. Mark Scholes and Mr. William Thomson to be independent directors since they are each independent of management and free from any material relationship with us. The basis for this determination is that, since the date of our incorporation, none of the foregoing individuals have worked for us, received remuneration from us or had material contracts with or material interests in theScore which could interfere with their ability to act with a view to our best interests. Neither Mr. John Levy nor Mr. Benjamin Levy are considered independent directors as they act as our Chief Executive Officer and President and Chief Operating Officer, respectively.

Our independent directors provide the leadership to enable the Board to effectively carry out its duties and responsibilities independently from management. Our independent directors ensure the Board works in an open and productive manner with management and receives appropriate and timely information, material and reports from management. Our independent directors meet without management at their discretion when it is appropriate to discuss certain matters. All discussion, including discussion among the independent directors, is open and candid. The Board facilitates open and candid discussion among the independent directors by asking non-independent directors to recuse themselves from meetings in the event of any conflict or potential conflict of interest. The committees of the Board, each comprised entirely of independent directors, meet routinely without management present.

The Chairman of the Board is Mr. John Levy. Since we do not have a Chair who is independent of management, we have mandated the Nominating and Corporate Governance Committee to monitor the relationship between our management and the Board to ensure that the Board can function independently of management. It should also be noted that individual directors are permitted to retain outside advisors at our expense in appropriate circumstances with the approval of the Audit Committee.

Directors are elected until the next annual meeting or until their successors are elected or appointed. There are no other term limits for directors. The annual nomination and election process, including the annual review of the composition of the Board, is regarded by the Board as a sufficient mechanism of Board renewal.

A copy of the charter of the Board is attached to this Circular as Appendix B.

Other Public Board Directorships

Mr. William Thomson is also a director of Hampton Financial Corporation (TSXV: HFC). Mr. Ralph Lean is also a director of QMX Gold Corporation (TSXV: QMX).

Mr. John Albright was a director of Axios Mobile Assets Corp. (“Axios”) until he resigned on January 10, 2017. On February 24, 2017, the Ontario Superior Court of Justice granted an application of Axios’ senior lender to appoint a receiver and manager over the assets, undertakings and property of Axios and its subsidiaries. Mr. Albright was also a director of Indian Motorcycle Company (“IMC”) until he resigned on January 1, 2003. IMC subsequently ceased operations and appointed an assignee to manage its assets in September 2003. Mr. Albright manages the venture capital firm, Relay Ventures. In the ordinary course of business, the firm invests their capital in start-ups and businesses that are at an early stage of development that involve substantial business risk and face financial risk.

Orientation and Continuing Education

In orienting new members to the Board, members receive an orientation program and specific topics of interest are presented in more detail, upon request. All new directors receive a Board manual containing the charters of the Board and its committees, and other relevant corporate and business information. The respective Chairs of the committees of the Board provide regular reports to the Board on activities completed by each committee. Senior management makes regular presentations to the Board on the main areas of our business.

We also encourage continuing education of our directors and officers where appropriate in order to ensure that they have the necessary skills and knowledge to meet their respective obligations to theScore.

Code of Ethics and Business Conduct

The Board has adopted a written code of ethics and business conduct (the ‘‘Code of Conduct’’). The Code of Conduct applies to all of our directors, officers and employees, including our Chief Executive Officer, our Chief Financial Officer and all employees of our subsidiaries. In addition, the Board has adopted a written whistle-blower policy (the ‘‘Whistle-Blower Policy’’). We monitor compliance with the Code of Conduct through the Whistle-Blower Policy and through regularly scheduled meetings of the Nominating and Corporate Governance Committee. Each of the Code of Conduct and Whistle-Blower Policy are available publicly on the System for Electronic Document Analysis and Retrieval (“SEDAR”) which can be accessed through the Internet at www.sedar.com and on our website at https://scoremediaandgaming.com/.

In addition, the Board has determined that the fiduciary obligations placed on directors pursuant to our governing statute and the common law restrictions, which limit the participation of directors in Board decisions in which the director has an interest, are sufficient to ensure that the Board operates independently of management and in our best interests.

Nomination of Directors

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, which is currently composed entirely of independent directors, is responsible for recommending annually certain member(s) of the Board proposed for election to the Board, recommending new candidates for Board membership, monitoring the composition of the Board and suggesting appropriate changes. It also monitors the relationship between management and the Board. The Nominating and Corporate Governance Committee must be composed of no less than three directors, the majority of which must be independent.

The process by which the Board identifies new candidates is through recommendations of the Nominating and Corporate Governance Committee. However, the Nominating and Corporate Governance Committee may, at our expense, engage third-party consultants to assist it in fulfilling its duties and responsibilities, including (without limitation) a search firm to assist in identifying, selecting and evaluating any potential candidates for election or appointment to the Board.

In analyzing the composition of the Board, the Nominating and Corporate Governance Committee takes into consideration, among other matters, the following: (a) the competencies and skills the Board, as a whole, should possess; (b) the current strengths, skills and experience represented by each director; (c) our strategic direction; and (d) the diversity of the Board. Please see “STATEMENT OF CORPORATE GOVERNANCE PRACTICES – Diversity” and “STATEMENT OF CORPORATE GOVERNANCE PRACTICES – Assessments” below for further detail regarding the considerations that contribute to the Nominating and Corporate Governance Committee’s nomination processes.

Nomination Rights

In addition to the directors that may be nominated by the Nomination and Corporate Governance Committee, we have granted nomination rights to certain of our securityholders.

Under our Articles, so long as any Special Voting Shares are outstanding, the holder(s) thereof will have the right to elect that number of directors to the Board, subject to the right of the holders of Class A Shares to elect at least two members of the Board, that is calculated as follows: (i) the number of directors that would constitute a majority of our authorized number of directors (after deducting one from such authorized number if the holders of the Preference Shares are collectively entitled to elect one director under our Articles); plus (ii) two. Mr. John Levy controls or directs 100% of the issued and outstanding Special Voting Shares.

The Board Nomination Agreement provides Relay Ventures with the right to nominate the Relay Nominee to the Board. So long as Relay Ventures holds an equity and voting interest in theScore that is greater than or equal to 7.5% (such quotient to be obtained by dividing the number of Class A Shares beneficially owned by Relay Ventures at the relevant time by the number of issued and outstanding Class A Shares on a non-diluted basis), the Relay Nominee will be included among the Board’s nominees as our directors at each meeting of our shareholders at which directors are to be elected by the holders of the Class A Shares. The Board Nomination Agreement provides that Relay Ventures will vote the Class A Shares controlled or beneficially held by Relay Ventures or its affiliates in favour of the Board’s slate of nominees for election as directors at each meeting of our shareholders at which directors are to be elected provided that the Relay Nominee has been nominated in accordance with the Board Nomination Agreement. In addition, Mr. John Levy agreed to vote or cause to be voted all Class A Shares controlled or beneficially owned by him or his affiliates in favour of the Relay Nominee for election as a director at each meeting of shareholders at which directors are to be elected provided the Relay Nominee has been nominated in accordance with the Board Nomination Agreement.

Pursuant to the Investment Agreement, LPF Sports Holdings was provided with certain rights including, but not limited to, the right to nominate one individual to serve on our board of directors (or, if such right is not exercised, the right to designate a board observer) for so long as the Debenture is outstanding (or, following conversion, for so long as LPF Sports Holdings and its affiliates hold at least 7.5% of the outstanding Class A Shares. To date, LPF Sports Holdings has not elected to exercise its board nomination right granted to it under the Investment Agreement.

Diversity

The Nominating and Corporate Governance Committee Charter mandates that the committee review, on a periodic basis, the current composition of the Board. While the committee does not have a formal policy specifying how diversity of background and personal experience should be applied in reviewing the current composition of the Board or in identifying or evaluating candidates for the Board, the committee is committed to having a diverse Board in that it seeks individuals from different backgrounds with varying perspectives, professional experience, education and skills.

We currently have one female director on the Board, representing 12.5% of our eight directors comprising the Board, and none of our five executive officers are female. We do not have a policy on the representation of women on the Board or in senior management, as the Board does not believe that quotas or strict rules necessarily result in the identification or selection of the best candidates.  Rather, the committee takes into account the competencies, skills, and personal qualities described above.  However, the Board is mindful of the benefits of diversity in our leadership positions and the need to maximize the effectiveness of the Board and its decision-making abilities.  Accordingly, in searches for new directors, the Board, and its third-party consultants hired to assist in identifying candidates, consider the level of female representation and diversity as one of several factors used in its search process.

Board Committees

The committees of the Board consist of the Audit Committee, the Nominating and Corporate Governance Committee and the HRC Committee. Additional information on the Audit Committee can be found in our annual information form for the year ended August 31, 2020 (the “AIF”) dated October 28, 2020. The AIF is available publicly on SEDAR, which can be accessed through the Internet at www.sedar.com.

The Board has adopted a charter for each committee.

Other Board Committees

Other than the Audit Committee, the Nominating and Corporate Governance Committee and the HRC Committee, we do not have any additional Board committees. Special committees of the Board may be appointed from time to time, to consider special issues, in particular, those involving related party transactions.

Position Descriptions

The Board has developed and approved written descriptions of the responsibilities of the Chair of the Board and the Chief Executive Officer. The Board has also developed and approved Terms of Reference for each committee Chair.

Director Attendance

Directors are expected to attend all Board meetings and meetings of committees of the Board on which they serve. The following table shows meeting attendance records for all directors during the fiscal year ended August 31, 2020:

Name of Director	Board Meetings	Audit Committee Meetings	Nominating and Corporate Governance Committee Meetings	HRC Committee Meetings
John Albright	6 of 6	n/a	n/a	n/a
Brian Cooper(1)	2 of 2	n/a	n/a	n/a
Ralph Lean	5 of 6	4 of 4	1 of 1	4 of 4
Angela Ruggiero(2)	n/a	n/a	n/a	n/a
Lorry Schneider(3)	4 of 4	n/a	n/a	n/a
Mark Scholes	6 of 6	4 of 4	1 of 1	1 of 1
William Thomson	6 of 6	4 of 4	1 of 1	4 of 4
Mark Zega(3)	4 of 4	n/a	n/a	n/a
John Levy	6 of 6	n/a	n/a	n/a
Benjamin Levy	6 of 6	n/a	n/a	n/a

Notes:

(1)	Mr. Brian Cooper was appointed as a director on April 22, 2020.
(2)	Ms. Angela Ruggiero was appointed as a director on October 14, 2020.
(3)	Mr. Lorry Schneider and Mr. Mark Zega resigned as directors, effective April 22, 2020.

Assessments

The Nominating and Corporate Governance Committee and the Board as a whole regularly consider and assess the performance of the Board, its committees and its individual directors, in particular with respect to overall effectiveness, size and composition.

EXECUTIVE COMPENSATION

This section of the Circular discusses our executive compensation policies and practices, and includes information regarding each of the executive officers named in the Summary Compensation Table below (the chief executive officer, president and chief operating officer, chief financial officer, chief technology officer, and general counsel and chief compliance officer, as applicable, in the fiscal year ended August 31, 2020 (the “Named Executive Officers”)).

Compensation Philosophy and Objectives

The Board and our executive officers are committed to the concept of building value for shareholders. To ensure that we are able to attract and keep highly skilled executives, we maintain a compensation structure that is commensurate with industry standards.

Our executive compensation program has the following objectives:

•	attract, retain and motivate qualified executives;

•	provide incentives to executives to maximize productivity and enhance enterprise value by aligning the interests of the executives with those of the shareholders;

•	foster teamwork and entrepreneurial spirit;

•	establish a direct link between elements of compensation and the financial and operating performance of theScore, our subsidiaries and individual performance; and

•	integrate compensation incentives with the development and successful execution of strategic and operating plans.

Our compensation structure consists of a base salary, a short-term incentive program consisting of a bonus plan, long-term incentive programs in the form of options to acquire Class A Shares and restricted share units granted pursuant to our Option & RSU Plan and in the form of Class A Shares purchased as part of our amended and restated employee share purchase plan (the “ESPP”) and personal benefits and perquisites. The total compensation package for each Named Executive Officer varies in accordance with the level and nature of such officer’s position in theScore. We have an RRSP contribution program that matches or multiplies contributions of employees, at varying levels in accordance with seniority. In addition, we match all contributions made by employees towards its ESPP, up to a maximum of 5% of each employee’s gross salary. The Class A Shares that we use for matching purposes are purchased by the trustee for the ESPP on the open market, and not issued out of treasury. See “EXECUTIVE COMPENSATION – Elements of Compensation – Long-Term Incentive Program – ESPP”.

As a Named Executive Officer’s total compensation package will experience greater variability as the Named Executive Officer’s responsibility increases, this approach attempts to recognize the degree to which a Named Executive Officer is able to influence our operational results. Base salaries and bonus levels are determined with regard to those paid for similar roles in the industry in order to attract and retain qualified individuals without overcompensating in any individual case. Annual compensation increases are based on individual performance as measured by the individual’s effectiveness in executing strategic and operating plans. The bonus plan is structured to incentivize Named Executive Officers to effectively execute strategic and operating plans as budgeted, and include a personal performance factor which ensures that executives are only rewarded if they have made significant individual contributions to our financial success. The long-term incentive program awards are made periodically to executives and other employees according to levels of seniority and are intended to, among other things, align the interests of those individuals with those of our shareholders. Prior grants of options under the Option & RSU Plan are taken into consideration when considering additional grants.

Each element of compensation is determined with regard to the overall compensation being offered to each Named Executive Officer in order to ensure that the overall package is comparable to industry standards. We strive to ensure that our compensation programs are reasonable and fair to both executive officers and shareholders and competitive with industry standards. We have entered into executive employment or management services agreements with all of our Named Executive Officers. See “EXECUTIVE COMPENSATION – Contracts With Named Executive Officers – Management Services Agreement” and “Contracts With Named Executive Officers – Employment Agreements”.

Review Process of Committees in Determining Compensation

The HRC Committee is appointed by the Board. The HRC Committee’s core mandate includes assisting the Board in discharging its responsibilities with respect to compensation of executive officers. In this regard, the HRC Committee is responsible for all matters pertaining to the recruitment, appointment, compensation, training, retention, benefits and termination of the Named Executive Officers, other than our Chief Executive Officer. As part of such responsibilities, the HRC Committee oversees and administers the Option & RSU Plan. Messrs. William Thomson, Mark Scholes and Ralph Lean are members of the HRC Committee each of whom is “independent” within the meaning of National Instrument 52-110 – Audit Committees. Mr. William Thomson and Mr. Mark Scholes were members of the HRC Committee of Score Media Inc. Mr. Ralph Lean was a member of the Score Media Inc. board of directors and was a Partner at Cassels, Brock and Blackwell LLP for over 20 years, specializing in corporate law.

The Nominating and Corporate Governance Committee is responsible for establishing, monitoring and adjusting, from time to time, the compensation package of the Chief Executive Officer, which is set out in the Management Services Agreement, see “EXECUTIVE COMPENSATION – Contracts with Named Executive Officers – Management Services Agreement”. In addition, the HRC Committee reviews any discretionary option grants or incentive compensation payments to the Chief Executive Officer as part of its annual review of compensation matters. The determination of the Chief Executive Officer’s remuneration rests on factors which include, but are not limited to, leadership in a competitive international industry, peer executive compensation arrangements in the marketplace (using data from the Comparator Group (as defined below)), and the contractual obligations.

Recommendations regarding executive compensation (other than in respect of the Chief Executive Officer) are made by the Chief Executive Officer to the HRC Committee, and are accompanied by comparative industry analysis as well as the reasoning behind the recommended individual compensation levels. The Chief Executive Officer is assisted by the President and Chief Operating Officer in the analysis required for the recommendations. Decisions regarding executive compensation are ultimately made by the HRC Committee in its full discretion.

The HRC Committee has assessed our compensation plans and programs for our executive officers to ensure alignment with our objectives and strategies and to evaluate the potential risks associated with those plans and programs. The HRC Committee has concluded that the compensation policies and practices do not create any risks that are reasonably likely to have a material adverse effect on us.

The HRC Committee considers the risks associated with executive compensation and corporate incentive plans when designing and reviewing such plans and programs. In determining the annual objectives relating to such annual bonus and incentive compensation, the HRC Committee considers major risks that we face such as health, safety and environmental risks, and ensures that the objectives of the Named Executive Officers include managing such risks.

Neither Named Executive Officers nor directors are permitted to purchase financial instruments, including, for greater certainty, prepaid variable forward contracts, equity swaps, collars or units of exchange funds, that are designed to hedge or offset a decrease in the market value of the Class A Shares granted as compensation or held, directly or indirectly, by such Named Executive Officer or director. The Named Executive Officers and directors are encouraged to hold and retain significant ownership in Class A Shares.

Benchmarking

In determining the compensation of our executive officers, and to ensure our compensation philosophy and objectives are met, the HRC Committee makes use of competitive data to determine comparative positioning and considers internal relativity and individual skills, experience and performance when setting and adjusting compensation levels. Reliable data with respect to compensation from a comparator group comprised of North American digital media, online gaming, and technology companies are used by the HRC Committee in their determinations (the “Comparator Group”). The Comparator Group consists of DraftKings Inc., PointsBet Holdings Limited, Bally's Corporation, SciPlay Corporation, Glu Mobile Inc., and Zynga Inc. These organizations are representative of the types of organizations with which we must currently compete for talent.Elements of Compensation

The following table summarizes each element of compensation, each of which is described in more detail below.

Element	Performance Period	Description
Base Salary	Annual	Base salary is based on the Named Executive Officer’s experience, level of responsibility and competitive market environment in similar industries. Increases are based on our performance and the performance of the individual.
Short–Term Incentives (including bonus)	Annual	Annual incentive payments are based on the Named Executive Officer’s position and level of responsibility within theScore and the achievement of corporate performance objectives and, except in the case of the CEO, personal performance objectives.
Long–Term Incentives (including Option & RSU Plan and ESPP)	Vesting period of Options/Shares	Stock option awards and the ESPP matching are issued to executive officers in accordance with the position and responsibility of the Named Executive Officer and have value only to the extent that additional shareholder value is created over time.
Personal Benefits and Perquisites	Annual	Represents a minor component of compensation. Increases are determined with regard to industry standards and individual performance.

Base Salary

Base salary is a fixed component of pay that compensates executive officers for fulfilling their roles and responsibilities and aids in the attraction and retention of highly qualified executives. The HRC Committee reviews base salaries annually to ensure that they reflect the individual’s expertise and performance in fulfilling his or her role and responsibilities, the state of the economy in the relevant markets and remain externally competitive.

Short–Term Incentive Program

The short–term incentive program recognizes our consolidated financial performance and individual achievements against predetermined targets set at the beginning of each fiscal year.

The distribution of an annual performance bonus is based on our overall performance and an assessment of the performance of the executive officer and his or her area of responsibility (with the exception of the Chief Executive Officer whose bonus is entirely based on our overall performance (see “EXECUTIVE COMPENSATION – Impact of Performance of Named Executive Officers”).

The annual performance bonus is calculated as the product obtained by multiplying the executive officer’s base salary by (i) a bonus eligibility factor (ranging from 70% to 100% based on the executive officer’s position and level of responsibility within theScore), (ii) a corporate performance factor (ranging from 0% to 150% with reference to a points-based system based on our performance against key operating metrics) and (iii) a personal performance factor for executive officers other than the CEO (ranging from 50% to 100% based on achievement of personal performance objectives).

The key operating metrics for the purposes of calculating the corporate performance factor under the short–term incentive program are (i) consolidated revenue, (ii) earnings before interest, taxes, depreciation and amortization (“EBITDA”)1, and (iii) operational performance targets for our sports media, esports and betting platforms. These key operating metrics are established annually by the Board.

In 2020, the consolidated revenue, EBITDA and operational performance targets were established by the Board with consideration by the HRC Committee, in each case at levels determined by reference to our confidential annual operating budget for fiscal 2020 approved by the Board. We believe that disclosure of these thresholds and targets would seriously prejudice theScore because those figures are based upon our confidential business plan, which contains competitively sensitive information concerning theScore. Accordingly, we have relied upon an exemption available to us under applicable securities laws in our decision to maintain the confidentiality of these thresholds and targets.

Achievement of the performance goals set by the Board as part of its confidential operating budget is intended to be challenging. On average over the two fiscal years ending August 31, 2019 and 2020, 14% of the Chief Executive Officer’s total compensation and 12% of the President and COO’s total compensation relates to payouts under the short-term incentive plan, which as noted above, are based on achievement of the performance objectives. Each of the Chief Financial Officer, Chief Technology Officer and General Counsel and Chief Compliance Officer assumed their roles in fiscal 2020. In fiscal 2020, we achieved a corporate performance factor of 25%. However, given the impact of COVID-19, each of the Named Executive Officers agreed to waive their respective entitlements to compensation under the short-term incentive program for the fiscal year ended August 31, 2020.

Impact of Performance of Named Executive Officers

The Chief Executive Officer is eligible to participate in our short–term incentive program, and the distribution of a bonus to the Chief Executive Officer is entirely based on our overall performance. The Chief Executive Officer’s annual incentive payment is calculated as the product obtained by multiplying his base fee under the Management Services Agreement by his bonus eligibility factor (100%) by the corporate performance factor (ranging from 0% to 150%).

[1]	EBITDA is not a measure of performance under International Financial Reporting Standards (“IFRS”) and should not be considered in isolation or as a substitute for net income prepared in accordance with IFRS or as a measure of operating performance or profitability. EBITDA does not have a standardized meaning prescribed by IFRS and is not necessarily comparable to similar measures presented by other companies. Our definition of EBITDA excludes depreciation and amortization, finance income and income taxes which in our view do not adequately reflect our core operating results. For a reconciliation of net loss and comprehensive loss to EBITDA, please refer to our most recent Management’s Discussion & Analysis of Financial Condition and Results of Operations for the fiscal years ended August 31, 2020 and 2019 filed on SEDAR and available publicly on the Internet at www.sedar.com.

The President and Chief Operating Officer is eligible to participate in our short–term incentive program, and the distribution of a bonus to the President and Chief Operating Officer is based partly on our overall performance, and partly on personal performance. The President and Chief Operating Officer’s annual incentive payment is calculated as the product obtained by multiplying his base salary by (i) his bonus eligibility factor (70%), (ii) the corporate performance factor (ranging from 0% to 150%), and (iii) his personal performance factor (ranging from 50% to 100%). The President and Chief Operating Officer’s personal performance are subjective and are measured by his contributions towards the execution of our strategic and operational plans.

The Chief Financial Officer is eligible to participate in our short–term incentive program, and the distribution of a bonus to the Chief Financial Officer is based partly on our overall performance, and partly on personal performance. The Chief Financial Officer’s annual incentive payment is calculated as the product obtained by multiplying his base salary by (i) his bonus eligibility factor (70%), (ii) the corporate performance factor (ranging from 0% to 150%), and (iii) his personal performance factor (ranging from 50% to 100%). The Chief Financial Officer’s personal performance are subjective and are measured by his contributions towards the execution of our strategic plans and leadership of our corporate finance and accounting functions.

The Chief Technology Officer is eligible to participate in our short–term incentive program, and the distribution of a bonus to the Chief Technology Officer is based partly on our overall performance, and partly on personal performance. The Chief Technology Officer’s annual incentive payment is calculated as the product obtained by multiplying his base salary by (i) his bonus eligibility factor (70%), (ii) the corporate performance factor (ranging from 0% to 150%), and (iii) his personal performance factor (ranging from 50% to 100%). The Chief Technology Officer’s personal performance are subjective and are measured by his contributions towards the execution of our strategic plans and technology roadmap.

The General Counsel and Chief Compliance Officer is eligible to participate in our short–term incentive program, and the distribution of a bonus to the General Counsel and Chief Compliance Officer is based partly on our overall performance, and partly on personal performance. The General Counsel and Chief Compliance Officer’s annual incentive payment is calculated as the product obtained by multiplying his base salary by (i) his bonus eligibility factor (70%), (ii) the corporate performance factor (ranging from 0% to 150%), and (iii) his personal performance factor (ranging from 50% to 100%). The General Counsel and Chief Compliance Officer’s personal performance are subjective and are measured by his contributions towards the execution of our strategic plans and the management of our legal affairs and regulatory compliance.

Long–Term Incentive Program – Option & RSU Plan

The award of long-term incentives in the form of options to acquire Class A Shares (“options”) and restricted share units is an integral part of our compensation program. The Option & RSU Plan is intended to advance our interests and the interests of our shareholders by providing officers, directors, employees, consultants and management company employees, through the award of options and restricted share units, a larger personal and financial interest in our success. The Board also believes that options and restricted share units are very valuable in attracting and retaining highly qualified management personnel and in providing additional motivation to management to use their best efforts on our behalf.

The Option & RSU Plan is administered by the HRC Committee. Subject to the limitations of the Option & RSU Plan, the HRC Committee has the power and authority to, among other things (i) adopt, amend and rescind such administrative guidelines and other rules and regulations for carrying out the purposes, provisions and administration of the Option & RSU Plan as it, from time to time, deems advisable; (ii) interpret the Option & RSU Plan and make all other determinations and take all other actions in connection with the implementation and administration of the Option & RSU Plan and any award granted pursuant to the Option & RSU Plan; (iii) determine which eligible persons (as defined below) will be granted options and restricted share units; (iv) determine which awards are subject to cancellation, reimbursement or any other right of recovery or recoupment by us in accordance with our policies (“Clawback Policy”); (v) determine the time or times when awards will be granted; (vi) determine if the Class A Shares which are subject to an award will be subject to any restrictions upon the exercise or settlement of such award; and (vii) prescribe the form of the instruments relating to the grant, exercise, settlement and other terms of awards.

Options and restricted share units may be awarded under the Option & RSU Plan only to our directors, officers, employees, consultants and management company employees and those of our subsidiaries (“eligible persons”) (or wholly-owned corporations of such persons), subject to the rules and regulations of applicable regulatory authorities and any stock exchange upon which the Class A Shares may be listed or may trade from time to time.

The maximum number of Class A Shares that may be issuable to any one individual in any twelve month period under the Option & RSU Plan is 5% of the Class A Shares issued and outstanding at that time on a non-diluted basis unless otherwise approved by the shareholders. The maximum number of Class A Shares that may be issuable to any one consultant in any twelve month period under the Option & RSU Plan is 2% of the Class A Shares issued and outstanding at that time on a non-diluted basis. The aggregate number of Class A Shares reserved for issuance under restricted share units and options awarded to insiders (as a group) at any point in time must not exceed 10% of the issued Class A Shares. Awards of restricted share units and options to insiders (as a group), within a twelve month period, must not result in the issuance of more than 10% of the issued Class A Shares, calculated as at the date of award to any insider.

The aggregate number of Class A Shares reserved for issuance, within a twelve month period, in respect of restricted share units awarded to (i) any one insider must not exceed 1% of the issued Class A Shares, and (ii) insiders (as a group) must not exceed 2% of the issued Class A Shares, in each case calculated as at the date of award to any insider. The number of Class A Shares counted against the Option & RSU Plan in respect of restricted share units is equal to the number of Class A Shares the holder would be entitled to receive under the Option & RSU Plan if the restricted share units were settled on the applicable dates of grant.

As of the conclusion of fiscal 2020, 35,738,583 options and nil restricted share units were outstanding under the Option & RSU Plan, respectively representing 8.9% and nil% of the issued and outstanding Class A Shares on a non-diluted basis.

The exercise price and the vesting and exercise periods granted under the Option & RSU Plan are determined by the HRC Committee at the time of grant. The exercise price of an option may not be less than the “market price” of the Class A Shares on the exchange, if any, on which the Class A Shares are trading, determined at the closing time on the trading day immediately preceding the day on which the option is granted.

All options must be exercised no later than the termination date of the options, and in no event later than 10 years after the date of grant. If the holder of an option ceases to be an eligible person for any reason (other than by reason of death), unless otherwise determined or provided in an agreement between us and the holder of such options, all unvested options held by such holder will expire immediately and all vested options held by such holder must be exercised, within the lesser of the remainder of the exercise period and 60 days after such holder ceased to be an eligible person and, in the case of death, by such holder’s legal representative within the lesser of the remainder of the exercise period and 180 days after such holder’s death. The exercise price of each Class A Share purchased under an option must be paid in full at the time that the option is exercised. We will not provide financial assistance to holders of options to facilitate the purchase of Class A Shares on the exercise of their options, but we are permitted to amend the Option & RSU Plan to incorporate an ability to provide such financial assistance without the approval of our shareholders, as further described below.

If the date in which an option expires occurs during or within 10 business days after the last day of any period during which a policy of one or more of our policies prevent an insider from trading in our securities, then the date on which such option expires will be deemed to be the last business day of such 10 business day period.

Restricted share units entitle a holder, subject to the holder’s satisfaction of any conditions, restrictions, performance objectives, vesting period or limitations imposed under the Option & RSU Plan or set out in a grant letter, and subject to the Clawback Policy, to receive a payment in Class A Shares issued from treasury on the date when the restricted share unit is vested. No restricted share unit may have an expiry date that is more than 10 years from the date of the award.

Subject to any express resolution passed by the HRC Committee with respect to any restricted share unit, a restricted share unit which has not yet vested will be forfeited immediately upon the date on which (i) the holder of the restricted share unit who is a director, officer or employee ceases to be a director, officer or employee, and (ii) the written agreement by which the holder of the restricted share unit who is a consultant or management company employee was retained is terminated.

Options and restricted share units awarded under the Option & RSU Plan may not be transferred or assigned other than by an eligible person to a non-individual entity wholly-owned by such eligible person.

The HRC Committee, in its absolute discretion, is entitled to credit holders of restricted share units with additional restricted share units upon the payout of dividends on the Class A Shares. In such case, the number of additional restricted share units will be equal to the aggregate value of dividends that would have been paid to the holder if the restricted share units in the holder’s account had been Class A Shares divided by the market price of a Class A Share on the date on which dividends were paid. The additional restricted share units will vest on the date that the particular award of restricted share units to which the additional restricted share units relate are fully vested.

The Board may amend or terminate the Option & RSU Plan at any time subject to any required regulatory or other approvals. The Board may make the following types of amendments to the Option & RSU Plan without seeking shareholder approval:

•	any amendment of a “housekeeping” or administerial nature including, without limiting the generality of the foregoing, any amendment for the purpose of curing any ambiguity, error or omission in the Option & RSU Plan or to correct or supplement any provision of the Option & RSU Plan that is inconsistent with any other provision of the Option & RSU Plan;

•	any amendment necessary to comply with the provisions of applicable law;

•	any amendment respecting administration of the Option & RSU Plan;

•	any amendment to the vesting provisions of the Option & RSU Plan or any option or restricted share unit;

•	any amendment to the early termination provisions of the Option & RSU Plan or any option or restricted share unit, whether or not such option or restricted share unit is held by an insider, provided that such amendment does not entail an extension beyond the original expiry date;

•	the addition of any form of financial assistance we may provide for the acquisition by all or certain categories of Option & RSU Plan participants of Class A Shares under the Option & RSU Plan, and the subsequent amendment of any such provision which is more favourable to Option & RSU Plan participants;

•	the addition or modification of a cashless exercise feature, payable in cash or Class A Shares, which provides for a full deduction of the number of underlying Class A Shares from the Option & RSU Plan reserve;

•	any amendment necessary to suspend or terminate the Option & RSU Plan in whole or in part; and

•	any other amendment, whether fundamental or otherwise, not requiring shareholder approval under applicable law.

The maximum number of Class A Shares issued and issuable under the Option & RSU Plan may not be altered without the approval of our shareholders.

In addition, the approval of our shareholders, excluding shareholders who are also our insiders, will be required: (a) to reserve for issuance to insiders under the Option & RSU Plan a number of Class A Shares that exceeds 10% of Class A Shares issued and outstanding, on a non-diluted basis, at that time; (b) to grant to insiders, within a twelve month period, a number of options under the Option & RSU Plan such that the number of Class A Shares issuable upon the exercise of such options would exceed 10% of the Class A Shares issued and outstanding, on a non-diluted basis, at the time of grant of such options; and (c) to decrease the exercise price of options previously granted to insiders.

No options or restricted share units are awarded in respect of any securities other than Class A Shares, and no dividend or proxy voting rights are granted prior to the issuance of the underlying Class A Shares.

The table below outlines the Burn Rate of the Option & RSU Plan for the fiscal years ending August 31, 2020, 2019 and 2018. With respect to each fiscal year, the associated “Burn Rate” is calculated using the TSX-prescribed methodology, which is the total number of securities granted under the Option & RSU Plan during the applicable fiscal year, divided by the weighted average number of securities outstanding for such fiscal year.

	2020	2019	2018
Burn Rate	3.8%	1.8%	3.4%

Also see “APPROVAL OF AMENDMENT TO AMENDED AND RESTATED STOCK OPTION AND RESTRICTED STOCK UNIT PLAN” in this Circular for a summary of certain proposed amendments to the Option & RSU Plan contemplated by the Amended Option & RSU Plan.

Long–Term Incentive Program – ESPP

In January 2013, we established the ESPP to facilitate the acquisition of Class A Shares and the retention of such Class A Shares by eligible employees. Under the terms of the ESPP, eligible employees may volunteer to have up to 5% of their compensation deducted by us from their net pay to contribute toward the purchase of Class A Shares. We will make a contribution equal to the amount of the compensation contributed by each eligible employee one year from the date of the initial contribution. The Class A Shares are purchased on behalf of the trustee of the ESPP by an independent broker, at our expense, through the facilities of the Toronto Stock Exchange. Members of the Board are also eligible to participate in the ESPP by contributing up to 20% of their annual base retainer.

Personal Benefits and Perquisites

Perquisites are considered a minor component of executive officer compensation and periodic reviews are conducted by the Board in respect of the Chief Executive Officer and by the Chief Executive Officer in respect of the other Named Executive Officers and adjustments made, subject, in the case of material changes, to the approval of the HRC Committee.

Performance Graph

The graph below shows the cumulative total return on a $100 investment on August 31, 2015 in Class A Shares and the cumulative total return of the S&P/TSX Composite Index over the five year period ending August 31, 2020, assuming reinvestment of all distributions.

We voluntarily delisted the Class A Shares from the TSX Venture Exchange and listed the Class A Shares on the Toronto Stock Exchange effective September 15, 2020, thereby occurring after the completion of the fiscal year to which this Circular relates.

The trend shown by the performance graph set forth above does not necessarily correspond to the compensation paid or payable to our Named Executive Officers for the period ended August 31, 2020 or for any prior fiscal periods. Our executive compensation is reviewed annually and set by the Board upon the recommendations of the HRC Committee and the Nominating and Corporate Governance Committee, as discussed further elsewhere in this Circular under the section entitled “EXECUTIVE COMPENSATION”. The Board and its applicable committees consider various factors discussed elsewhere in this Circular in connection with the determination of appropriate levels of compensation. Many of the factors are not necessarily tied to the trading price of the Class A Shares. The trading price of the Class A Shares is subject to fluctuation based on several factors, some of which are linked to our financial condition and performance and others which are beyond our control. Each executive’s compensation is tied to our performance and the executive’s relative performance in helping us meet our various objectives, which are both qualitative and quantitative.

Summary Compensation Table

Compensation of the Named Executive Officers for the fiscal years ended August 31, 2020, 2019, and 2018 is presented in the following table.

Name and principal position	Year	Salary (C$)(1)	Non-equity incentive plan compensation (C$)(2)		Option-Based Award (C$)(3)	Restricted Share Unit Award (C$)(1)(2)	All Other Compensation (C$)(4)	Total Compensation (C$)
			Annual Incentive Plans	Long- term Incentive Plans
John Levy,(5) Chairman of the Board, Chief Executive Officer	2020 2019 2018	$586,667 $640,000 $640,000	nil $320,000 nil	nil nil nil	$421,046 $150,000(6) $66,000(6)	$59,410 nil nil	$41,208 $51,673 $51,508	$1,108,331 $1,161,673 $757,508
Benjamin Levy, President, Chief Operating Officer and Director	2020 2019 2018	$352,917 $350,000 $330,000	nil $183,750 nil	nil nil nil	$350,872 $125,000(7) $55,000(7)	$35,739 nil nil	$44,707 $49,173 $48,008	$784,234 $707,923 $433,008
Alvin Lobo,(8) Chief Financial Officer	2020 2019 2018	$302,500 n/a n/a	nil n/a n/a	nil n/a n/a	$701,744(9) n/a n/a	$30,633 n/a n/a	$14,750 n/a n/a	$1,049,627 n/a n/a
Hecham Ghazal,(10) Chief Technology Officer	2020 2019 2018	$275,000 n/a n/a	nil n/a n/a	nil n/a n/a	nil n/a n/a	$27,848	$31,875 n/a n/a	$334,723 n/a n/a
Joshua Sidsworth,(11) General Counsel and Chief Compliance Officer	2020 2019 2018	$209,119 n/a n/a	nil n/a n/a	n/a n/a n/a	$701,744(12) n/a n/a	$30,169 n/a n/a	$35,281 n/a n/a	$976,313 n/a n/a

Notes:

(1)	As an initiative to manage cost during the COVID-19 pandemic, management agreed to forego 25% of their salaries from May 1, 2020 to August 31, 2020 in exchange for the equivalent value of restricted share units
(2)	The annual incentive payment is determined annually by the HRC Committee.
(3)	All stock options relate to options to purchase Class A Shares. We account for all share–based payments using the fair value–based method. The estimated grant–date fair value is amortized to expense over the period in which the related services are rendered, which is usually the vesting period. For more information on the application of our accounting policies in this area, and particularly the use of the Black–Scholes option pricing model and the assumptions thereto, please refer to Note 10 in our consolidated financial statements for the fiscal years ended August 31, 2020 and 2019.
(4)	Includes a car allowance and RRSP contribution in fiscal 2020 of $19,875 (2019 - $19,673; 2018 - $19,508) as well as our contributions pursuant to the terms of the ESPP.
(5)	Compensation is paid to Norwest as a management fee pursuant to the Management Services Agreement See “EXECUTIVE COMPENSATION – Contracts With Named Executive Officers – Management Services Agreement”. Other annual compensation includes our contributions pursuant the terms of the ESPP and Option & RSU Plan. All non–equity incentive plan compensation related to a period longer than one year.
(6)	Mr. John Levy was awarded (i) 600,000 options on January 22, 2020 at a price of $0.85 per share and a grant-date fair value of $0.70 per option, (ii) 600,000 options on January 23, 2019 at a price of $0.30 per share and a grant-date fair value of $0.25 per option, and (iii) 600,000 options on January 11, 2018 at a price of $0.145 per share and a grant-date fair value of $0.11 per option.
(7)	Mr. Benjamin Levy was awarded (i) 500,000 options on January 22, 2020 at a price of $0.85 per share and a grant-date fair value of $0.70 per option, (ii) 500,000 options on January 23, 2019 at a price of $0.30 per share and a grant-date fair value of $0.25 per option, and (iii) 500,000 options on January 11, 2018 at a price of $0.145 per share and a grant-date fair value of $0.11 per option.
(8)	Mr. Alvin Lobo was appointed Chief Financial Officer on September 3, 2019.
(9)	Mr. Alvin Lobo was awarded 1,000,000 options on January 22, 2020 at a price of $0.85 per share and a grant-date fair value of $0.70 per option.
(10)	Mr. Hecham Ghazal was appointed Chief Technology Officer on September 1, 2019.
(11)	Mr. Joshua Sidsworth was appointed General Counsel and Chief Compliance Officer on December 9, 2019.
(12)	Mr. Josh Sidsworth was awarded 1,000,000 options on January 22, 2020 at a price of $0.85 per share and a grant-date fair value of $0.70 per option.

Contracts with Named Executive Officers

Management Services Agreement

Mr. John Levy, Chairman and Chief Executive Officer, and his services are made available by Norwest, located at 1603 Main Street West, Hamilton, Ontario, L8S 1E6. Pursuant to a management services agreement between Norwest, Mr. John Levy and theScore effective April 11, 2018, Norwest was entitled to an annual basic management services fee of $640,000 between September 1, 2018 and August 31, 2019 and $640,000 between September 1, 2019 and August 31, 2020. We entered into a new management services agreement (“Management Services Agreement”) with Norwest and Mr. John Levy effective September 1, 2020. It has a term of one year and provides that Norwest is entitled to a basic management services fee of $640,000 between September 1, 2020 and August 31, 2021.

In addition, Norwest is entitled to participate in an annual bonus pool in an amount to be determined annually by the HRC Committee and to participate in any long-term incentive plan, the Option & RSU Plan, the ESPP, and any RRSP contribution program or any similar plan we may create in the manner and to the extent authorized by the Board. Norwest is also entitled to reimbursement for certain expenses incurred on our behalf by Mr. John Levy, including reasonable travel and other out–of–pocket expenses, provided such expenses were actually and properly incurred by Mr. John Levy in connection with management of the business.

Employment Agreements

We entered into an employment agreement with Mr. Benjamin Levy, President and Chief Operating Officer, effective October 19, 2012 (the “Benjamin Levy Agreement”). Pursuant to the Benjamin Levy Agreement, Mr. Benjamin Levy’s base salary is to be reviewed annually by the HRC Committee and was raised to $385,000 effective September 1, 2019. Mr. Benjamin Levy is also entitled to participate in an annual bonus pool to be determined annually by the HRC Committee, as well as in the Option & RSU Plan and ESPP, and is entitled to a benefits package. Mr. Benjamin Levy does not receive compensation in his capacity as one of our directors.

We entered into an employment agreement with Mr. Alvin Lobo, Chief Financial Officer, effective September 3, 2019 (the “Alvin Lobo Agreement”). Pursuant to the Alvin Lobo Agreement, Mr. Alvin Lobo’s base salary is to be reviewed annually by the HRC Committee. Mr. Alvin Lobo is also entitled to participate in an annual bonus pool to be determined annually by the HRC Committee, as well as in the Option & RSU Plan and ESPP, and is entitled to a benefits package.

We entered into an employment agreement with Mr. Hecham Ghazal, Chief Technology Officer, effective September 1, 2019 (the “Hecham Ghazal Agreement”). Pursuant to the Hecham Ghazal Agreement, Mr. Hecham Ghazal’s base salary is to be reviewed annually by the HRC Committee. Mr. Hecham Ghazal is also entitled to participate in an annual bonus pool to be determined annually by the HRC Committee, as well as in the Option & RSU Plan and ESPP, and is entitled to a benefits package.

We entered into an employment agreement with Mr. Joshua Sidsworth, General Counsel and Chief Compliance Officer, effective December 9, 2019 (the “Joshua Sidsworth Agreement”). Pursuant to the Joshua Sidsworth Agreement, Mr. Joshua Sidsworth’s base salary is to be reviewed annually by the HRC Committee. Mr. Joshua Sidsworth is also entitled to participate in an annual bonus pool to be determined annually by the HRC Committee, as well as in the Option & RSU Plan and ESPP, and is entitled to a benefits package

Incentive Plan Awards

Outstanding Option–Based Awards

The following table presents awards of stock options granted to the Named Executive Officers under the Option & RSU Plan as of August 31, 2020.

	Option-Based Awards				Restricted Share Unit-Based Awards
Name	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price (C$)	Option Expiration Date	Value of Unexercised in- the-Money Options (C$)(1)	Number of Securities That Have Not Vested (#)	Market or Payout Value of Awards That Have Not Vested ($)	Market or Payout Value of Vested Awards Not Paid Out or Distributed ($)(2)
John Levy	600,000 600,000 600,000 600,000 1,200,000 1,200,000 1,200,000 1,600,000	$0.85 $0.30 $0.145 $0.21 $0.31 $0.29 $0.18 $0.13	January 22, 2030 January 23, 2029 January 11, 2028 October 19, 2026 November 16, 2025 October 14, 2024 October 23, 2023 November 28, 2022	nil $192,000 $285,000 $246,000 $372,000 $396,000 $528,000 $784,000	nil	nil	nil
Benjamin Levy	500,000 500,000 500,000 300,000 600,000 600,000 600,000 400,000	$0.85 $0.30 $0.145 $0.21 $0.31 $0.29 $0.18 $0.13	January 22, 2030 January 23, 2029 January 11, 2028 October 19, 2026 November 16, 2025 October 14, 2024 October 23, 2023 November 28, 2022	nil $160,000 $237,500 $123,000 $186,000 $198,000 $264,000 $196,000	nil	nil	nil
Alvin Lobo	1,000,000 200,000	$0.85 $0.345	January 22, 2030 June 25, 2029	nil $55,000	nil	nil	nil
Hecham Ghazal	2,750,000 150,000	0.145 0.21	January 11, 2028 October 19, 2026	$1,306,250 $61,500	nil	nil	nil
Joshua Sidsworth	1,000,000	$0.85	January 22, 2030	nil	nil	nil	nil

   Notes:

(1)	The “Value of Unexercised in-the-Money Options” is calculated on the basis of the difference between the closing price of the Class A Shares on the TSX Venture Exchange on August 31, 2020 ($0.62) and the exercise price of the options. We voluntarily delisted the Class A Shares from the TSX Venture Exchange and listed the Class A Shares on the Toronto Stock Exchange effective September 15, 2020; occurring after the completion of the fiscal year to which this Circular relates.
(2)	As an initiative to manage cost during the COVID-19 pandemic, management agreed to forego 25% of their salaries from May 1, 2020 to August 31, 2020 in exchange for the equivalent value of restricted share units.

Value Vested or Earned During F2020

The following table presents the value of incentive plan awards that vested or were earned for each Named Executive Officer for the fiscal year ended August 31, 2020. All awards that vested or were earned by Named Executive Officers during the fiscal year ended August 31, 2020 were granted by theScore.

Name	Option-Based Awards – Value Vested During the Year (C$)(1)	Restricted Share Unit- Based Awards – Value Vested During the Year (C$)(2)	Non-Equity Incentive Plan Compensation – Value Earned During the Year (C$)
John Levy	$165,000	$59,410	nil
Benjamin Levy	$125,500	$35,739	nil
Alvin Lobo	$15,200	$30,633	nil
Hecham Ghazal	$348,250	$27,848	nil
Joshua Sidsworth	nil	$30,169	nil

Notes:

(1)	The “Option-Based Awards – Value Vested During the Year” amounts are calculated on the basis of the difference between the closing price of the Class A Shares on the TSX Venture Exchange on the date of vesting and the exercise price of the options. We voluntarily delisted the Class A Shares from the TSX Venture Exchange and listed the Class A Shares on the Toronto Stock Exchange effective September 15, 2020; occurring after the completion of the fiscal year to which this Circular relates.
(2)	As an initiative to manage cost during the COVID-19 pandemic, management agreed to forego 25% of their salaries from May 1, 2020 to August 31, 2020 in exchange for the equivalent value of restricted share units.

Termination and Change in Control Benefits

All the Named Executive Officers have contractual arrangements with us that provide for certain rights of payment upon termination of employment and/or a change of control.

The Management Services Agreement (see “EXECUTIVE COMPENSATION – Contracts With Named Executive Officers – Management Services Agreement) provides that we may terminate the Management Services Agreement at any time upon: (a) payment to Norwest of two times the sum of the highest annual basic management fee earned in any one of the three most recently completed fiscal years and the highest bonus fees earned in any one of the three most recently completed fiscal years; and (b) accelerated vesting of all options which will vest within twelve months of the termination date.

The Benjamin Levy Agreement (see “EXECUTIVE COMPENSATION – Contracts With Named Executive Officers – Employment Agreements”) may be terminated by us at any time upon payment of twelve months’ salary to Mr. Benjamin Levy.

The Benjamin Levy Agreement provides that Mr. Benjamin Levy will not, unless terminated without cause, for a period of six months following the termination of employment with us, work on an employment basis, contract basis or otherwise with or for an entity that is primarily engaged in the digital sports media business or the digital sports media division of a larger firm, company or other organization in the United States or Canada.

The Alvin Lobo Agreement (see “EXECUTIVE COMPENSATION – Contracts With Named Executive Officers – Employment Agreements”) may be terminated by us within the first eighteen months of its term at any time upon payment of six months’ salary to Mr. Alvin Lobo and may be terminated by us following the first eighteen months of its term at any time upon payment of twelve months’ salary to Mr. Alvin Lobo.

The Hecham Ghazal Agreement (see “EXECUTIVE COMPENSATION – Contracts With Named Executive Officers – Employment Agreements”) may be terminated by us at any time upon payment of twelve months’ salary to Mr. Hecham Ghazal.

The Joshua Sidsworth Agreement (see “EXECUTIVE COMPENSATION – Contracts With Named Executive Officers – Employment Agreements”) may be terminated by us within the first year of its term at any time upon payment of eight months’ salary to Mr. Joshua Sidsworth and may be terminated by us following the first year of its term at any time upon payment of twelve months’ salary to Mr. Joshua Sidsworth.

The following table describes the estimated incremental payments, payables and other benefits that would have been received by each Named Executive Officer if we had undergone a change of control or his or her employment with us had been terminated, as applicable, as of August 31, 2020.

Name	Scenario	Total	Severance	Stock Options
John Levy	Termination	$2,015,400	$1,920,000	$95,400[2]
	Change of Control	nil	nil	nil
Benjamin Levy	Termination	$385,000	$385,000	nil
	Change of Control	nil	nil	nil
Alvin Lobo	Termination	$165,000	$165,000	nil
	Change of Control	nil	nil	nil
Hecham Ghazal	Termination	$300,000	$300,000	nil
	Change of Control	nil	nil	nil
Joshua Sidsworth	Termination	$216,667	$216,667	nil
	Change of Control	nil	nil	nil

Compensation of Directors

The following table below sets forth information concerning compensation paid to our non-executive directors in the fiscal year ended August 31, 2020 under the compensation arrangements described above.

Mr. John Levy, the Chairman and Chief Executive Officer, and Mr. Benjamin Levy, President and Chief Operating Officer are currently two of our directors. The compensation received by Mr. John Levy and Mr. Benjamin Levy in respect of the fiscal year ended August 31, 2020 is described above in “Summary Compensation Table”.

[2]	Represents in-the-money value of stock options which would have vested between September 1, 2019 - August 31, 2020, which vesting would be accelerated upon termination pursuant to the terms of the Management Services Agreement. Value of in-the-money stock options is calculated on the basis of the difference between the closing price of the Class A Shares on the TSX Venture Exchange on August 31, 2020 ($0.62) and the exercise price of the options. We voluntarily delisted the Class A Shares from the TSX Venture Exchange and listed the Class A Shares on the Toronto Stock Exchange effective September 15, 2020; occurring after the completion of the fiscal year to which this Circular relates.

Name	Fees Earned (C$)(1)	Option Based Awards (C$)(2)	Restricted Share unit Award (C$)(3)	All Other Compensation (C$)(4)	Total (C$)
John Albright	$21,667	$70,174	$14,853	$1,667	$108,360
Brian Cooper(5)	$986	n/a	$14,853	$99	$15,938
Ralph Lean	$29,333	$70,174	$20,422	$2,667	$122,596
Angela Ruggiero(6)	n/a	n/a	n/a	n/a	n/a
Lorry Schneider(7)	$20,808	$70,174	nil	$2,581	$93,563
Mark Scholes(7)	$29,333	$70,174	$20,422	$2,667	$122,596
William Thomson	$34,000	$70,174	$24,135	$2,667	$130,976
Mark Zega	$20,808	$70,174	nil	$2,581	$93,563

Notes:

(1)	The sums represented in the “Fees Earned” column of this table include all fees earned for services as a director, including annual retainer fees, committee Chair and meetings fees.
(2)	All stock options relate to options to purchase Class A Shares. For more information on our share-based awards and related accounting considerations, please refer to Note 10 in our consolidated financial statements for the year ended August 31, 2020.
(3)	As an initiative to manage cost during the COVID-19 pandemic Directors agreed to forego 25% of their fees earned from May 1, 2020 to August 31, 2020 in exchange for the equivalent value of restricted share units.
(4)	Other compensation includes our matching of directors ESPP contributions.
(5)	Mr. Brian Cooper was appointed as a director on April 22, 2020.
(6)	Ms. Angela Ruggiero was appointed as a director on October 14, 2020.
(7)	Mr. Lorry Schneider and Mr. Mark Zega resigned as directors, effective April 22, 2020.

Our directors who are also our officers receive no compensation for acting as directors. From September 1, 2019 to December 31, 2019 the annual retainer fee for each eligible director was $22,000 per annum and starting January 1, 2020 the annual retainer was increased to $40,000. From September 1, 2019 to December 31, 2019 attendance fees were $1,000 per meeting of the Board and starting January 1, 2020 these fees were eliminated. Each director is required to purchase $8,000 of Class A Shares per annum.

In addition to the above compensation, the Chair of the Audit Committee receives an additional $25,000 per annum while the Chairs of the HRC Committee and the Nominating and Corporate Governance Committee receive an additional $15,000 per annum, respectively. All directors are reimbursed for miscellaneous out–of–pocket expenses incurred in carrying out their duties as directors.

Outstanding Security–Based Awards

The following table presents awards of stock options granted to the directors under the Option & RSU Plan as of August 31, 2020.

Mr. John Levy, the Chairman and Chief Executive Officer, and Mr. Benjamin Levy, President and Chief Operating Officer are currently two of our directors. The compensation received by Mr. John Levy and Mr. Benjamin Levy in respect of the fiscal year ended August 31, 2020 is described above in “Summary Compensation Table”.

	Option-Based Awards				Restricted Share Unit-Based Awards
Name	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price (C$)	Option Expiration Date	Value of Unexercised in-the- Money Options (C$)(1)	Number of Securities That Have Not Vested (#)	Market or Payout Value of Awards That Have Not Vested ($)	Market or Payout Value of Vested Awards Not Paid Out or Distributed ($)
John Albright	100,000 100,000 80,000 60,000 120,000 40,000 40,000	$0.850 $0.300 $0.145 $0.210 $0.310 $0.290 $0.180	January 22, 2030 January 23, 2029 January 11, 2028 October 19, 2026 November 16, 2025 October 14, 2024 October 23, 2023	nil $32,000 $38,000 $24,600 $37,200 $13,200 $17,600	nil	nil	nil
Brian Cooper	n/a	n/a	n/a	n/a	nil	nil	nil
Ralph Lean	100,000 100,000 80,000 60,000 120,000 40,000 40,000 40,000	$0.850 $0.300 $0.145 $0.210 $0.310 $0.290 $0.180 $0.130	January 22, 2030 January 23, 2029 January 11, 2028 October 19, 2026 November 16, 2025 October 14, 2024 October 23, 2023 November 27, 2022	nil $32,000 $38,000 $24,600 $37,200 $13,200 $17,600 $19,600	nil	nil	nil
Angela Ruggiero(2)	n/a	n/a	n/a	n/a	nil	nil	nil
Lorry Schneider(3)	n/a	n/a	n/a	n/a	nil	nil	nil
Mark Scholes	100,000 100,000 80,000 60,000 120,000 40,000 40,000 40,000	$0.850 $0.300 $0.145 $0.210 $0.310 $0.290 $0.180 $0.130	January 22, 2030 January 23, 2029 January 11, 2028 October 19, 2026 November 16, 2025 October 14, 2024 October 23, 2023 November 27, 2022	nil $32,000 $38,000 $24,600 $37,200 $13,200 $17,600 $19,600	nil	nil	nil
William Thomson	100,000 100,000 80,000 60,000 120,000 40,000 40,000 40,000	$0.850 $0.300 $0.145 $0.210 $0.310 $0.290 $0.180 $0.130	January 22, 2030 January 23, 2029 January 11, 2028 October 19, 2026 November 16, 2025 October 14, 2024 October 23, 2023 November 27, 2022	nil $32,000 $38,000 $24,600 $37,200 $13,200 $17,600 $19,600	nil	nil	nil
Mark Zega(3)	n/a	n/a	n/a	n/a	nil	nil	nil

Notes:

(1)	The “Value of Unexercised in-the-Money Options” is calculated on the basis of the difference between the closing price of the Class A Shares on the TSX Venture Exchange on August 31, 2020 ($0.62) and the exercise price of the options. We voluntarily delisted the Class A Shares from the TSX Venture Exchange and listed the Class A Shares on the Toronto Stock Exchange effective September 15, 2020; occurring after the completion of the fiscal year to which this Circular relates.
(2)	Ms. Angela Ruggiero was appointed as a director on October 14, 2020.
(3)	Mr. Lorry Schneider and Mr. Mark Zega resigned as directors, effective April 22, 2020 and as of August 31, 2020 have not options outstanding.

Value Vested or Earned During F2020

The following table presents the value of incentive plan awards that vested or were earned for each director for the fiscal year ended August 31, 2020. All awards that vested or were earned by directors during the fiscal year ended August 31, 2020 were granted by theScore.

Mr. John Levy, the Chairman and Chief Executive Officer, and Mr. Benjamin Levy, President and Chief Operating Officer are currently two of our directors. The compensation received by Mr. John Levy and Mr. Benjamin Levy in respect of the fiscal year ended August 31, 2020 is described above in “Summary Compensation Table”.

Name	Option-Based Awards – Value Vested During the Year (C$)(1)	Restricted Share Unit-Based Awards – Value Vested During the Year (C$)	Non-Equity Incentive Plan Compensation – Value Earned During the Year (C$)
John Albright	$22,600	$14,853	nil
Brian Cooper	n/a	$14,853	n/a
Ralph Lean	$22,600	$20,422	nil
Angela Ruggiero(2)	n/a	nil	n/a
Lorry Schneider	$13,760	nil	nil
Mark Scholes	$22,600	$20,422	nil
William Thomson	$22,600	$24,135	nil
Mark Zega	$13,760	nil	nil

Notes:

(1)	The “Option-Based Awards – Value Vested During the Year” amounts are calculated on the basis of the difference between the closing price of the Class A Shares on the TSX Venture Exchange on the date of vesting and the exercise price of the options. We voluntarily delisted the Class A Shares from the TSX Venture Exchange and listed the Class A Shares on the Toronto Stock Exchange effective September 15, 2020; occurring after the completion of the fiscal year to which this Circular relates.
(2)	Ms. Angela Ruggiero was appointed as a director on October 14, 2020.

Securities authorized for issuance under equity compensation plans

The following table sets out summary information with respect to the Option & RSU Plan as at August 31, 2020.

Plan Category	Number of Class A Shares to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation plan approved by Shareholders	35,738,583	$0.38	13,209,909
Equity Compensation plan not approved by Shareholders	nil	n/a	n/a

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

None of our directors or executive officers, nor any of their respective associates or affiliates, is or has been at any time indebted to us or any of our subsidiaries in our last fiscal year.

interest of informed persons in material transactions

No person who was an informed person (as such term is defined in National Instrument 51-102 – Continuous Disclosure Obligations) of theScore, who was proposed to be one of our directors, or any associate or affiliate of any informed person or proposed director, had a material interest, direct or indirect, in any transaction since the commencement of our most recently completed financial year or in any proposed transaction which has materially affected or would materially affect us or any of our subsidiaries, including those matters to be acted upon at the Meeting.

ADDITIONAL INFORMATION

Additional information, including (without limitation) financial information, is contained in our consolidated financial statements and Management’s Discussion and Analysis as at and for the years ended August 31, 2020 and 2019 and our AIF dated October 28, 2020. Additional information relating to theScore is available on SEDAR at www.sedar.com. Shareholders can contact us at https://scoremediaandgaming.com/ to request copies of our consolidated financial statements and Management’s Discussion and Analysis as at and for the years ended August 31, 2020 and 2019.

APPROVAL BY BOARD OF DIRECTORS

The Board has approved the contents and sending of this Management Information Circular.

DATED at Toronto, this 8th day of January, 2021.

By Order of the Board of Directors,

“John Levy”
Chairman and Chief Executive Officer

APPENDIX A

AMENDED OPTION & RSU PLAN

(See attached.)

SCORE MEDIA AND GAMING INC.

SECOND AMENDED AND RESTATED STOCK OPTION AND RESTRICTED STOCK UNIT PLAN

Effective February ●, 2021

Table of Contents

Article I
Defined Terms

1.1          Where used herein, the following terms will have the following meanings, respectively:

(a)	“Applicable Laws” means all securities, corporate and other laws, rules, policies and regulations (whether Canadian or foreign, and whether established by federal, provincial or territorial governmental bodies or securities regulatory authorities) and all stock exchange requirements applicable to the Corporation in relation to the administration and implementation of the Plan.

(b)	“Associate” has the meaning set forth in Part I of the TSX Company Manual;

(c)	“Award” means a grant under the Plan of Options or Restricted Share Units;

(d)	“Black Out Period” means any period during which a policy of the Corporation prevents an Insider from trading in securities of the Corporation;

(e)	“Board” means the board of directors of the Corporation;

(f)	“Business Day” means any day, other than a Saturday, Sunday or a statutory holiday on which the Exchange is open for trading;

(g)	“Clawback Policy” has the meaning attributed thereto in Section 5.6 hereof;

(h)	“Committee” has the meaning attributed thereto in Article III hereof;

(i)	“Corporation” means Score Media and Gaming Inc. and includes any successor corporation thereto;

(j)	“Eligible Person” means any director, officer or Employee of the Corporation and its Subsidiaries, or a Service Provider;

(k)	“Employee” means: (a) an individual who is considered an employee of the Corporation or its Subsidiary under the Income Tax Act (Canada) (and for whom income tax, employment insurance and CPP deductions must be made at source); (b) an individual who works full-time for the Corporation or its Subsidiary providing services normally provided by an employee and who is subject to the same control and direction by the Corporation over the details and methods of work as an employee of the Corporation, but for whom income tax deductions are not made at source; or (c) an individual who works for the Corporation or its Subsidiary on a continuing and regular basis for a minimum amount of time per week providing services normally provided by an employee and who is subject to the same control and direction by the Corporation over the details and methods of work as an employee of the Corporation, but for whom income tax deductions are not made at source;

(l)	“Employee Optionee” has the meaning attributed thereto in Section 6.1 hereof;

(m)	“Employee Optionee Termination Date” has the meaning attributed thereto in Section 6.1 hereof;

(n)	“Employee RSU Grantee” has the meaning attributed thereto in Section 6.7 hereof;

(o)	“Employee RSU Grantee Termination Date” has the meaning attributed thereto in Section 6.7 hereof;

(p)	“Exchange” means the Toronto Stock Exchange;

(q)	“Holding Company” means a holding company wholly-owned by an Eligible Person;

(r)	“Insider” has the meaning set forth in Part I of the TSX Company Manual;

(s)	“Market Price” means the closing price of the Shares on the Exchange on the Business Day immediately preceding the day on which the Options are granted or, if no Shares have been traded on such immediately preceding Business Day, the weighted average trading price for the five Business Days on which Shares have been traded immediately preceding the day on which the Options are granted, or such other amount as the Committee may determine to be the fair market value of a Share;

(t)	“Option” means an option to purchase Shares granted under the Plan;

(u)	“Option Price” means the price per Share at which Shares may be purchased under the Option as the same may be adjusted from time to time in accordance with Article IX hereof, which for greater certainty will never be less than the Market Price on the date of the grant of the Option;

(v)	“Optionee” means a person to whom an Option has been granted;

(w)	“Participant” means the holder of an outstanding Award granted or awarded under the Plan;

(x)	“Plan” means this Amended and Restated Stock Option and Restricted Stock Unit Plan of the Corporation;

(y)	“RSU Grantee” means a person to whom a Restricted Share Unit has been awarded;

(z)	“Restricted Share Unit” means a right to receive Shares in the settlement of an Award granted pursuant to Article VIII of the Plan;

(aa)	“RSU Grant Date” means the date that the Restricted Share Unit is granted to an RSU Grantee under the Plan, as evidenced by the Restricted Share Unit grant letter, and refers also to the date that the Restricted Share Unit is credited to the RSU Grantee which must always be in the same calendar year;

(bb)	“Service Provider” has the meaning set forth in Section 613(b) of the TSX Company Manual;

(cc)	“Services Optionee” has the meaning attributed thereto in Section 6.3 hereof;

(dd)	“Services Optionee Termination Date” has the meaning attributed thereto in Section 6.3 hereof;

(ee)	“Services RSU Grantee” has the meaning attributed thereto in Section 6.8 hereof;

(ff)	“Services RSU Grantee Termination Date” has the meaning attributed thereto in Section 6.8 hereof;

(gg)	“Shares” means the Class A Subordinate Voting Shares in the capital of the Corporation, or such other shares or securities to which a Participant may be entitled as a result of an adjustment in accordance with Article IX;

(hh)	“Subsidiary” means any body corporate which is a “subsidiary” (as such term is defined in the corporate statute governing the Corporation, as the same may be amended from time to time); and

(ii)	“TSX Company Manual” means the TSX Company Manual of the Exchange (as the same may be amended from time to time).

1.2          In this Plan, words imparting the singular number only will include the plural and vice versa and words imparting the masculine will include the feminine.

1.3          The headings of the articles of this Plan are inserted herein solely to facilitate the reading hereof and will not be used to interpret the Plan.

1.4          All references in the Plan text to a currency or to amounts expressed in dollars will refer to the currency having legal tender in Canada.

1.5          This Plan will be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Article II
Purpose of Plan

2.1          The purpose of the Plan is to advance the interests of the Corporation by encouraging the directors, officers, Employees and Service Providers of the Corporation and its Subsidiaries to acquire Shares thereby:

(i)	increasing the proprietary interests of such persons in the Corporation;

(ii)	further aligning the interests of such persons with the interests of the Corporation’s shareholders generally;

(iii)	encouraging such persons to remain associated with the Corporation; and

(iv)	enhancing the Corporation’s ability to attract, retain and motivate key personnel and reward significant performance achievements.

Article III
Administration of the Plan

3.1          Subject to any agreement to the contrary entered into by the Corporation: (i) the Plan will be administered by the Human Resources and Compensation Committee (the “Committee”) appointed by the Board; and (ii) the members of the Committee will serve at the pleasure of the Board and vacancies occurring in the Committee will be filled by the Board.

3.2          The Committee will select one of its members as its Chairman and will hold its meetings at such time and place as it deems advisable. A majority of the members of the Committee will constitute a quorum and all actions of the Committee will be taken by a majority of the members present at any meeting. Any action of the Committee may be taken by an instrument or instruments in writing signed by all members of the Committee, and any action so taken will be as effective as if it had been passed by a majority of the votes cast by the members of the Committee present at a meeting of such members duly called and held.

3.3          Subject to the limitations of the Plan, the Committee will have the power and authority to:

(i)	adopt, amend and rescind such administrative guidelines and other rules and regulations for carrying out the purposes, provisions and administration of the Plan as it, from time to time, deems advisable;

(ii)	interpret the Plan and make all other determinations and take all other actions in connection with the implementation and administration of the Plan and any Award granted pursuant to the Plan;

(iii)	determine which Eligible Persons will be granted Options and Restricted Share Units;

(iv)	determine the Option Price;

(v)	determine the time or times when Awards will be granted;

(vi)	determine if the Shares which are subject to an Award will be subject to any restrictions upon the exercise or settlement of such Award; and

(vii)	prescribe the form of the instruments relating to the grant, exercise, settlement and other terms of Awards.

The Committee’s administration guidelines, rules, regulations, interpretations and determinations will be final, binding and conclusive upon the Corporation and all other persons for all purposes.

Article IV
Shares Subject to Plan

4.1          Awards may be granted in respect of authorized and unissued Shares provided that the aggregate number of Shares that may be issued, at any time, under this Plan (subject to adjustment or increase of such number pursuant to the provisions of Article IX hereof) will not exceed 65,000,000 Shares provided that the Board will have the right from time to time, to increase such number subject to Applicable Laws. For the purposes of this Plan, the Corporation will reserve such number of Shares out of its authorized and unissued Shares. Shares in respect of Awards that have expired, terminated or been cancelled for any reason without being exercised will be available for subsequent grants of Awards under the Plan. No fractional Shares may be purchased or issued under the Plan. For purposes of this Section 4.1, the number of Shares that will be counted against the Plan in respect of Restricted Share Units will be equal to the number of Shares the RSU Grantees would be entitled to receive under the Plan if the Restricted Share Units were settled on the RSU Grant Dates.

4.2          The maximum number of Shares that may be issued to any one Participant under the Plan and any other share-based compensation arrangement adopted by the Corporation, at any time in any twelve (12) month period, will not exceed 5% of the Shares issued and outstanding at the date on which the Award was granted.

4.3          The aggregate number of Shares that may be issuable, at any time, under Awards awarded to Insiders (as a group), together with Shares that may be issuable under awards awarded to Insiders (as a group) under any other share-based compensation arrangement adopted by the Corporation, may not exceed 10% of the issued and outstanding Shares. The aggregate number of Shares that may be issued, within any twelve (12) month period, under Awards awarded to Insiders (as a group), together with Shares that may be issued under awards awarded to Insiders (as a group) under any other share-based compensation arrangement adopted by the Corporation, may not exceed 10% of the issued and outstanding Shares.

Article V
Eligibility, Grant and Certain Terms of Awards

5.1          Options and Restricted Share Units may be granted or awarded to Eligible Persons on terms and conditions (including vesting) approved by the Committee.

5.2          Awards will be granted or awarded by the Corporation only pursuant to recommendations of the Committee; provided and to the extent that such recommendations are approved by the Board.

5.3          Notwithstanding any other term of this Plan, no Award will have an expiry date that is more than ten (10) years from the date on which the Award was granted or awarded.

5.4          If required by any Applicable Laws, upon the granting of Awards to Employees or Service Providers, the Corporation will represent to the Exchange that said Participants are bona fide Employees or Service Providers, as the case may be.

5.5          An Award is personal to the Participant (but upon written notice by the Participant, any Award that might otherwise be granted or awarded to that Participant will be granted or awarded, in whole or in part, to a Holding Company established by and for the sole benefit of the Participant) and may not be sold, assigned, pledged, transferred or encumbered in any way (except to a Holding Company established by and for the sole benefit of the Participant).

5.6          Notwithstanding any other provisions in this Plan, the Corporation may cancel any Award, require reimbursement of any Award by a Participant and effect any other right of recovery or recoupment of the cash value of any equity or other compensation provided under the Plan under Applicable Laws, stock exchange listing requirements or in accordance with any policies of the Corporation that may be adopted or modified from time to time (each, a “Clawback Policy”). By accepting an Award, the Participant is agreeing to be bound by any Clawback Policy as in effect on the date of grant (or as may be adopted or modified from time to time by the Corporation to comply with Applicable Laws or stock exchange listing requirements).

Article VI
Termination; Death

Optionees

6.1          Subject to Section 6.2 hereof and to any express resolution passed by the Committee with respect to an Option, an Option, and all rights to purchase Shares pursuant thereto granted to a director, officer or Employee of the Corporation or its Subsidiaries (an “Employee Optionee”), will expire and terminate immediately upon the date on which the Employee Optionee ceases to be an Employee Optionee (such date being referred to herein as the “Employee Optionee Termination Date”).

6.2          If, before the expiry of an Option in accordance with the terms thereof, the employment of an Employee Optionee by the Corporation or its Subsidiaries will terminate for any reason whatsoever other than termination by reason of the death of the Employee Optionee, such Option may, subject to the terms thereof and any other terms of the Plan, be exercised at any time within sixty (60) days after the Employee Optionee Termination Date (but in any case prior to the expiry of the Option in accordance with the terms thereof), but only to the extent that the Employee Optionee was entitled to exercise such Options at the Employee Optionee Termination Date. In the event of the death of an Employee Optionee and, subject to Section 7.3 hereof, the legal representatives of the Employee Optionee may exercise the Options held by the Employee Optionee on the foregoing terms provided the Options are exercised or settled within one hundred and eighty (180) days of the Employee Optionee Termination Date.

Without limitation, and for greater certainty only, this section will apply regardless of whether the Employee Optionee was dismissed with or without cause and regardless of whether the Employee Optionee received compensation in respect of dismissal or was entitled to a notice period of termination which would otherwise have permitted a greater portion of the Options to vest.

6.3          Subject to Section 6.4 hereof and to any express resolution passed by the Committee with respect to an Option, an Option, and all rights to purchase Shares pursuant thereto granted to any Service Provider (a “Services Optionee”), will expire and terminate immediately upon the date on which the written agreement by which such Services Optionee was retained was terminated (such date being referred to herein as the “Services Optionee Termination Date”).

6.4          If, before the expiry of an Option in accordance with the terms thereof, the written agreement by which a Services Optionee was retained is terminated, such Option may, subject to the terms thereof and the other terms of the Plan, be exercised by the Services Optionee at any time within sixty (60) days of the Services Optionee Termination Date (but in any event prior to the expiry of the Option in accordance with the terms thereof), but only to the extent that the Services Optionee was entitled to exercise such Option at the Services Optionee Termination Date.

6.5          In the event that, prior to the exercise of any Option, the Committee is notified that the relevant Optionee is incapable, the legal representative of the Optionee may exercise the Options held by the Optionee.

6.6          If the date on which an Option expires occurs during or within ten (10) Business Days after the last day of a Black Out Period, then the date on which such Option expires will be deemed to be the last Business Day of such ten (10) Business Day period.

RSU Grantees

6.7          Subject to any express resolution passed by the Committee with respect to any Restricted Share Unit, a Restricted Share Unit which has not yet vested, and all rights to have such Restricted Share Unit settled in accordance with Section 8.1, will be forfeited immediately upon the date on which the RSU Grantee who is a director, officer or Employee of the Corporation or its Subsidiaries (an “Employee RSU Grantee”) ceases to be an Employee RSU Grantee (such date being referred to herein as the “Employee RSU Grantee Termination Date”).

Without limitation, and for greater certainty only, this section will apply regardless of whether the RSU Grantee was dismissed with or without cause and regardless of whether the RSU Grantee received compensation in respect of dismissal or was entitled to a notice period of termination which would otherwise have permitted a greater portion of the Restricted Share Units to vest.

6.8          Subject to any express resolution passed by the Committee with respect to any Restricted Share Unit, a Restricted Share Unit which has not yet vested, and all rights to have such Restricted Share Unit settled in accordance with Section 8.1, will be forfeited immediately upon the date on which the written agreement by which the RSU Grantee who is a Service Provider was retained (a “Services RSU Grantee”) was terminated (such date being referred to herein as the “Services RSU Grantee Termination Date”).

Article VII
Options

7.1          The Option Price on Shares which are the subject of any Option will in no circumstances be lower than the Market Price of the Shares at the date on which the Option was granted.

7.2          Subject to the provisions of the Plan, an Option which has vested may be exercised at any time prior to the expiry of the Option in accordance with the terms thereof by delivery to the Corporation at its registered office of (i) a written notice of exercise in such form as from time to time prescribed by the Committee which may include representations, warranties, covenants and other agreements and undertakings of the Optionee as the Committee may deem appropriate, signed by the Optionee or, if applicable, the legal representatives of such Optionee, addressed to the Chief Financial Officer of the Corporation specifying the number of Shares with respect to which the Option is being exercised, (ii) payment, in full, of the Option Price of the Shares to be purchased in cash or by bank draft or certified cheque at the time of such exercise, and (iii) evidence to the satisfaction of the Committee that all applicable taxes (including but not limited to withholding taxes) have been adequately provided for. Certificates for such Shares will be issued and delivered to the Optionee within a reasonable time following the receipt of such notice and payment.

7.3          In the event of the exercise of any Options by the legal representative of an Optionee holding such Options, the legal representative will also deliver to the Corporation evidence satisfactory to the Corporation of the legal representative’s authority to do so.

7.4          Notwithstanding any of the provisions contained in the Plan or in any Option, the Corporation’s obligation to issue Shares to an Optionee pursuant to the exercise of an Option will be subject to:

(i)	completion of such registration or other qualification of such Shares or obtaining approval of such government authority as the Corporation will determine to be necessary or advisable in connection with the authorization, issuance or sale thereof;

(ii)	the admission of such Shares to listing on any stock exchange on which the Shares may then be listed; and

(iii)	the receipt from the Optionee of such representatives, agreements and undertaking, including as to future dealings in such Shares, as the Corporation or its counsel determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction.

In this connection the Corporation will, to the extent necessary, take all reasonable steps to obtain such approvals, registrations and qualifications as may be necessary for the issuance of such Shares in compliance with Applicable Laws and for the listing of such Shares on any stock exchange on which the Shares are then listed.

Article VIII
Restricted Share Units

8.1          The number of Restricted Share Units awarded to an RSU Grantee will be credited to the RSU Grantee’s account, effective as of the RSU Grant Date. A Restricted Share Unit granted to an RSU Grantee will entitle the RSU Grantee, subject to the RSU Grantee’s satisfaction of any conditions, restrictions, performance objectives, vesting period or limitations imposed under the Plan or set out in the Restricted Share Unit grant letter, to receive a payment in fully paid Shares issued from treasury of the Corporation on the date when the Restricted Share Unit is vested.

8.2          Subject to the absolute discretion of the Committee, the Committee may elect to credit each RSU Grantee holding Restricted Share Units with additional Restricted Share Units upon the payout of dividends on the Shares. In such case, the number of additional Restricted Share Units will be equal to the aggregate value of dividends that would have been paid to the RSU Grantee if the Restricted Share Units in the RSU Grantee’s account had been Shares divided by the Market Price of a Share on the date on which dividends were paid by the Corporation. The additional Restricted Share Units will vest on the date that the particular Award of Restricted Share Units to which the additional Restricted Share Units relate are fully vested.

8.3          Each grant of a Restricted Share Unit under the Plan shall be evidenced by a Restricted Share Unit grant letter of the Corporation, in such form as may be approved by the Committee from time to time, and signed in acknowledgement by the RSU Grantee. Such Restricted Share Unit grant letter shall be subject to all applicable terms and conditions of the Plan and may include performance vesting conditions or any other terms and conditions (including clawback provisions) which are not inconsistent with the Plan and which the Committee deems appropriate for inclusion in a Restricted Share Unit grant letter. The provisions of the various Restricted Share Unit grant letters issued under the Plan need not be identical. Any Restricted Share Unit granted hereunder will be settled according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the Restricted Share Unit grant letter.

8.4          In the event that an Employee RSU Grantee Termination Date or a Services RSU Grantee Termination Date occurs by reason of the RSU Grantee’s death, or in the event that the Committee is notified that an RSU Grantee to whom a settlement of Restricted Share Units is owed is incapable, the RSU Grantee’s legal representative will deliver to the Corporation evidence satisfactory to the Corporation of the legal representative’s authority to receive the Shares upon settlement of the Restricted Share Units.

Article IX
Certain Adjustments

9.1          The Board will have the power to make adjustments, as it deems appropriate, with respect to Awards previously granted or to be granted under this Plan, in the number of Shares subject to Awards and the number of Shares which may be released under this Plan in the event of and in order to adjust for the effect of any subdivision or consolidation of the Shares, stock dividends or similar distributions (other than dividends or distributions in the ordinary course), reclassification or conversion of the Shares, recapitalization, reorganization or distributions, or any other event which, in the opinion of the Board, necessitates action by way of adjustment to the terms of the outstanding Awards. The Board will exercise the power to adjust pursuant to this Article IX in good faith and in an equitable manner.

9.2          Subject to any Applicable Laws, the determination and judgment of the Board with respect to any adjustment made pursuant to this Article IX will be conclusive and binding upon each Participant and each Participant will accept, at the time of exercise or settlement of any Award held, such lesser or greater number of Shares or other securities as will result from such adjustment.

9.3          Subject to the provisions of this Plan and unless otherwise determined by the Board, in the event of:

(i)	an amalgamation, arrangement, consolidation, amendment to the terms of a class of equity securities or any other transaction of the Corporation, as a consequence of which the interest of a holder of an equity security of the Corporation may be terminated without the holder’s consent, regardless of whether the equity security is replaced with another security (a “business combination”);

(ii)	a dissolution or liquidation of the Corporation;

(iii)	the sale of all or substantially all of the assets of the Corporation; or

(iv)	any other transaction or series of related transactions which does not result in the shareholders of the Corporation immediately prior to such transaction or series of related transactions holding 50% or more of the voting power of the surviving or continuing entity following such transaction or series of related transactions;

then, at the option of the Corporation:

(v)	any or all outstanding Awards may be assumed by the successor or continuing entity (if any) and such assumption shall be binding on all Participants or the successor or continuing entity may provide substantially similar consideration to Participants as was provided to shareholders of the Corporation (after taking into account the existing provisions of the Awards);

(vi)	in the case of a take-over bid, the Corporation will be entitled to accelerate the exercise or settlement of Awards and:

(A)	the Optionee may elect to exercise all or any of the Options (whether vested or not at the time) pursuant to Section 7.2 hereof for the purpose of tendering such Shares under such formal bid (which exercise shall be conditional upon the offeror taking up Shares under its take-over bid); and

(B)	the Restricted Share Units (whether vested or not at the time) will be settled in Shares for the purpose of tendering such Shares under such formal bid (which settlement shall be conditional upon the offeror taking up Shares under its take-over bid); and

(vii)	in the case of a business combination, the Corporation may terminate all of the Awards granted under this Plan at the time of and subject to the completion of such business combination by giving at least ten (10) days prior written notice of such termination to each of the Participants and paying to each of the Participants at the time of completion of such business combination an amount equal to the fair market value of the Awards held by such Participant as determined by a recognized investment dealer in Canada which has not otherwise been retained by the Corporation or any of its Subsidiaries or any other person in connection with such business combination. Otherwise, any outstanding Awards will be treated as provided in the applicable agreement or plan with respect to such transaction. In the event that the successor or continuing entity (if any) refuses to assume or substitute any outstanding Awards as provided herein, the Corporation will so notify the Participants in writing and unless otherwise determined by the Board, the Participants will have ten (10) Business Days following the date such notice was given to exercise the Awards held by them to the extent that they were entitled to exercise them as at the date of such notice, failing which such Awards shall be deemed to expire.

Article X
Amendment or Discontinuance of Plan

10.1       The Board may amend, suspend or terminate the Plan, or any portion thereof, at any time and without shareholder approval, subject to those provisions of Applicable Laws, if any, that require the approval of shareholders or any governmental or regulatory body, except that shareholder approval will be required for the following types of amendments to the Plan:

(i)	amendments to the number of Shares issuable under the Plan, including an increase to a fixed maximum number of Shares or a change from a fixed maximum number of Shares to a fixed maximum percentage;

(ii)	any amendment which reduces the Option Price of an Option that is held by an Insider;

(iii)	any amendment extending the term of an Option (or a Restricted Share Unit, if applicable) that is held by an Insider beyond its original expiry date;

(iv)	any amendments that would result in any limits in this Plan on participation by Insiders, as set forth in Article IV hereof, being removed or exceeded; and

(v)	amendments required to be approved by shareholders under Applicable Law.

Where shareholder approval is sought for amendments under subsections (ii) - (iv) above, the votes attached to Shares held directly or indirectly by Insiders and Associates of Insiders benefiting from the amendment will be excluded.

Without limiting the generality of the foregoing, the Board may make the following types of amendments to the Plan without seeking shareholder approval:

(a)	amendments of a “housekeeping” or ministerial nature including, without limiting the generality of the foregoing, any amendment for the purpose of curing any ambiguity, error or omission in the Plan or to correct or supplement any provision of the Plan that is inconsistent with any other provision of the Plan;

(b)	amendments necessary to comply with the provisions of Applicable Laws;

(c)	amendments respecting administration of the Plan;

(d)	any amendment to the vesting provisions of the Plan or any Award;

(e)	any amendment to the early termination provisions of the Plan or any Award, whether or not such Award is held by an Insider, provided such amendment does not entail an extension beyond the original expiry date;

(f)	the addition of any form of financial assistance by the Corporation for the acquisition by all or certain categories of Participants of Shares under the Plan, and the subsequent amendment of any such provision which is more favourable to Participants;

(g)	the addition or modification of a cashless exercise feature, payable in cash or Shares, which provides for a full deduction of the number of underlying Shares from the Plan reserve;

(h)	amendments necessary to suspend or terminate the Plan in whole or in part; and

(i)	any other amendment, whether fundamental or otherwise, not requiring shareholder approval under Applicable Laws.

Article XI
Miscellaneous Provisions

11.1       Each Participant shall be solely liable for any and all federal, state, provincial, local or foreign taxes of any kind (“Taxes”), including but not limited to income taxes, withholding taxes, social security, pension or other premiums and employment insurance premiums or taxes, arising in respect of any Awards and/or Shares issued or transferred upon the exercise or settlement thereof. The satisfaction by the Participant (or the provision therefor to the satisfaction of the Corporation) of all such Taxes shall be a condition precedent to the grant or award of any Award or the receipt of any payment or Shares pursuant to the terms of the Plan. In the event that the Corporation (or a Subsidiary, in either case, the “Employer” for purposes of this Section 11.1) is required to withhold, pay or provide for Taxes as a result of the grant, exercise or settlement of Awards, the issuance or transfer of Shares or other transaction contemplated under the Plan, the Corporation may require that the Participant make a payment in immediately available funds to the Employer sufficient to cover all Taxes payable in accordance with Applicable Laws (“Required Taxes”), in an amount determined by the Corporation in its sole discretion and at the relevant time. Alternatively, the Corporation (or the Employer) may in its sole discretion satisfy or provide for any such Required Taxes by (i) requiring that the Participant surrender to the Corporation, or authorize and direct the Corporation to sell, a number of Shares sufficient to generate proceeds equal to the Required Taxes, (ii) satisfying the Required Taxes from a Participant’s salary or other compensation, or (iii) any other method acceptable to the Corporation. Each Participant acknowledges that such Participant has satisfied himself or herself in relation to all tax matters relevant to the acquisition, holding, exercise, disposition and/or transfer of Awards or Shares in connection with the Plan. It is the Participant’s responsibility to complete and file any tax returns in respect of such Participant’s participation in the Plan. The Corporation shall not be responsible for any Tax consequences to the Participant in connection with the Participant’s participation in the Plan.

11.2       This Plan is purely voluntary on the part of the Corporation and the continuance of this Plan will not be deemed to constitute a contract between the Corporation or its Subsidiaries and any Employee or other Eligible Person or to be consideration for or a condition of any person acting as a director, officer, Employee or Service Provider of the Corporation or its Subsidiaries. Neither the adoption of this Plan by the Corporation nor any action of the Board or the Committee will be deemed to give any person any right to be granted an Award or any of the rights hereunder.

11.3       Nothing contained in this Plan will be construed to prevent the Corporation or any of its Subsidiaries from taking any corporate action which is determined by their respective board of directors to be appropriate or in the best interests of the Corporation or any of its Subsidiaries, whether or not such action would have an adverse effect on this Plan or any Awards granted under this Plan and no person will have any claim against the Corporation or any of its Subsidiaries as a result of any such action.

11.4       The holder of an Award will not have any rights as a shareholder of the Corporation with respect to any of the Shares issuable upon the exercise or settlement of such Award until such holder will have exercised an Option or a Restricted Share Unit will have been settled in accordance with the terms of the Plan (including, but not limited to, tendering payment in full of the Option Price of the Shares in respect of which an Option is being exercised).

11.5       Nothing in the Plan or any Award will confer upon any Participant any right to continue in the employ of the Corporation or its Subsidiaries or affect in any way the right of the Corporation or its Subsidiaries to terminate his or her employment at any time or remove any person from his or her office or employment at any time; nor will anything in the Plan or any Award be deemed or construed to constitute an agreement, or an expression of intent, on the part of the Corporation or its Subsidiaries to extend the employment of any Participant beyond the time which he or she would normally be retired pursuant to the provisions of any present or future retirement plan of the Corporation or any of its Subsidiaries or any present or future retirement policy of the Corporation or any of its Subsidiaries, or beyond the time at which he or she would otherwise be retired pursuant to the provisions of any contract of employment with the Corporation or any of its Subsidiaries.

11.6       Nothing in the Plan or any Award will confer on any Participant who is a Services Optionee or is not an Employee Optionee any right to continue providing ongoing services to the Corporation or any entity controlled by the Corporation or affect in any way the right of the Corporation or any such entity to terminate his, her or its contract at any time; nor will anything in the Plan or any Award be deemed or construed as an agreement, or an expression of intent, on the part of the Corporation or any such entity to extend the time for the performance of the ongoing services beyond the time specified in the contract with the Corporation or any such entity.

11.7       The Corporation makes no representation or warranty as to the future market value of any Shares issued in accordance with the provisions of the Plan.

Article XII
Shareholder and Regulatory Approval

12.1       The Plan will be subject to the requisite approval of the shareholders of the Corporation to be given by a resolution passed at a meeting of the shareholders of the Corporation, and to acceptance by the Exchange. Any Awards granted prior to such approval and acceptance will be conditional upon such approval and acceptance being given and no Option may be exercised or Restricted Share Unit settled unless and until such approval and acceptance is given.

U.S. Appendix to the Score Media and Gaming Inc.
Second Amended and Restated Stock Option and
Restricted Stock Unit Plan

This Special Appendix sets forth special provisions of the Score Media and Gaming Second Amended and Restated Option and Restricted Stock Unit Plan (the “Plan”) that apply to Participants that are subject to Section 409A of the United States Internal Revenue Code of 1986, as amended. Terms defined in the Plan and used herein shall have the meanings set forth in the Plan document, as amended from time to time.

1.	DEFINITIONS

For purposes of this Special Appendix:

1.1.	“Code” means the United States Internal Revenue Code of 1986, as amended, and any applicable United States Treasury Regulations and other binding regulatory guidance thereunder.

1.1.	“Section 409A” means Section 409A of the Code.

1.2.	“US Taxpayer” means a Participant who is a citizen or permanent resident of the United States for purposes of the Code or a Participant for whom the compensation under this Plan would otherwise be subject to income tax under the Code.

2.	COMPLIANCE WITH SECTION 409A

2.1.	In General. Notwithstanding any provision of the Plan to the contrary, it is intended that any payments under the Plan either be exempt from or comply with Section 409A, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Each US Taxpayer is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of such US Taxpayer in connection with the Plan or any other plan maintained by the Company (including any taxes and penalties under Section 409A), and neither the Company nor any Subsidiary of the Company shall have any obligation to indemnify or otherwise hold such US Taxpayer (or any beneficiary) harmless from any or all of such taxes or penalties.

2.2.	Exercise Price. For the avoidance of doubt and notwithstanding anything to the contrary in Section 7.1 of the Plan or otherwise, any Option issued to a US Taxpayer shall have per Share exercise price that is no less than “fair market value” on the date of grant which value shall be determined in accordance with Section 409A of the Code.

2.3.	Adjustments. Notwithstanding any provision of the Plan or otherwise, any adjustment to an Option issued to a US Taxpayer shall be made in accordance with the requirements of Section 409A.

Amendment of Appendix

3.            Notwithstanding Section 10.1 of the Plan, the Board shall retain the power and authority to amend or modify this Special Appendix to the extent the Board in its sole discretion deems necessary or advisable to comply with any guidance issued under Section 409A. Such amendments may be made without the approval of any US Taxpayer.

Grant of Options to U.S. Employees

4.            The Board is authorised under this Appendix, in its sole discretion, to issue Options to U.S. residents as nonqualified stock options.

5.            The term of an Option granted to a U.S. residents or taxpayers may not be extended except in a manner compliant with Section 409A of the U.S. Internal Revenue Code of 1986 and the regulations issued thereunder (the “Code”).

Grant of Restricted Stock Units to U.S. Employees

6.            Notwithstanding Section 8.3 of the Plan, all Shares to be issued pursuant to Restricted Stock Units awarded to U.S. residents or taxpayers shall be issued no later than March 15th in the year following the year of vesting.

Options in Foreign Countries

7.            The Board will have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Corporation or its Subsidiaries may operate to assure the viability of the benefits from Options grants to Participants employed in such countries and to meet the objectives of this Appendix and the Plan.

Attachment Provisions

8.            Participants who are residents of the State of California will be subject to the additional terms and conditions set forth in Attachment A to this Appendix.

Compliance with Applicable Laws

9.            The terms of this Appendix, the Plan (including any terms of the Plan that permit adjustments or modifications to the terms of the Plan or any Awards), the Award, and any applicable Attachment for compliance with the laws of any state shall be interpreted and applied in a manner consistent with all Applicable Laws, including the requirements under Sections 409A and 424 of the Code.

Attachment A
TO THE SCORE MEDIA AND GAMING INC.
SECOND AMENDED AND RESTATED STOCK OPTION AND
RESTRICTED STOCK UNIT PLAN
(FOR CALIFORNIA RESIDENTS ONLY)

This Attachment A to the U.S. Appendix (the “Appendix”) of the Score Media and Gaming Inc. Second Amended and Restated Stock Option and Restricted Stock Unit Plan (the “Plan”) shall have application only to Participants who are residents of the State of California. Capitalized terms contained herein shall have the same meanings given to them in the Appendix, unless otherwise provided in this Attachment. Notwithstanding any provision contained in the Plan to the contrary and to the extent required by Applicable Laws, the following terms and conditions shall apply to all Awards granted to residents of the State of California, until such time as the Shares become a “listed security” under the U.S. Securities Act of 1933, as amended, or otherwise qualify for an exemption from the applicable provisions of the California Code:

1.            If Options are surrendered, terminated or expire without being exercised, new Options may be granted covering Shares not purchased under such lapsed Options or issued pursuant to such forfeited Restricted Share Units.

2.            The Option Price for Options shall be at least 100% of the Market Price of the Shares on the date of grant of the Option.

3.          Awards shall be non-transferrable other than by will or the laws of descent and distribution. Notwithstanding the foregoing, the Committee, in its discretion, may permit distribution of an Option to an inter vivos or testamentary trust in which the Option is to be passed to beneficiaries upon the death of the trustor (settlor), or by gift to “immediate family” as that term is defined in Rule 16a-1(e) of the U.S. Securities Exchange Act of 1934, as amended.

4.            Unless employment is terminated for cause, the right to exercise an Option in the event of termination of employment, to the extent that the Optionee is otherwise entitled to exercise an Option on the date employment terminates, shall be

(a)	at least six months from the date of termination of employment if termination was caused by death or disability (as determined pursuant to Applicable Laws); and

(b)	at least 30 days from the date of termination if termination of employment was caused by other than death or disability (as determined pursuant to Applicable Laws);

(c)	but in no event later than the remaining term of the Option

5.            No Award may be granted to a resident of California more than ten years after the earlier of the date of adoption of the Appendix by the Board and the date the Appendix is approved by the shareholders.

6.            Any Option exercised or issuance of Shares pursuant to an RSU before shareholder approval is obtained shall be rescinded if shareholder approval is not obtained within 12 months before or after the date of the first grant to a California resident. Such shares shall not be counted in determining whether such approval is obtained.

7.            No Option may have an exercise period longer than ten years from the date the Option is granted.

8.            Upon the occurrence of any event set forth in Section 9.1 of the Plan, the Board shall make such proportionate adjustments to outstanding Awards and the Plan as required under Sections 260.140.41 and 260.140.42 of Title 10 of the California Code of Regulations.

9.            The Corporation shall provide annual financial statements of the Corporation to each California resident holding an outstanding Award under the Plan. Such financial statements need not be audited and need not be issued to key employees whose duties at the Corporation assure them access to equivalent information. This Section 9 shall not apply if the Plan (including the Appendix) complies will all conditions of Rule 701 of the Securities Act of 1933, as amended.

APPENDIX B

CHARTER OF THE BOARD

(See attached.)

STATEMENT OF DIRECTORS' DUTIES AND RESPONSIBILITIES

PART I – INTRODUCTION

The directors of Score Media and Gaming Inc. (“theScore” or the “Corporation”) are charged by law with the responsibility for managing or supervising the management of the business and affairs of theScore. Subject to certain limitations, the board may delegate some of its responsibilities to theScore's management team and limit its own role to supervising theScore's management.

How the board should go about discharging its supervisory function is not laid down in any one statute, judicial decision or other source. At the most general level, “supervising the management of the business and affairs” means that the board monitors management's activities and performance and reserves to itself the ability to intervene in management's decisions and to exercise final judgment on any matter which is material to theScore. It must be satisfied that the authority it has delegated to management is being exercised with a view to theScore's best interests and that management has the ability, resources and judgment to discharge the authority delegated to it in the best interests of the corporation.

Among the specific functions the directors must perform in order to discharge their responsibility to supervise the management of theScore's business and affairs are: selecting management; reviewing and approving the corporate objectives developed by management; monitoring the implementation of theScore's objectives; and satisfying themselves that the appropriate corporate policies and internal controls (including with respect to the identification and management of risks) are in place. The directors must also be satisfied that theScore has procedures which provide the directors with sufficient information on a timely basis to make knowledgeable decisions relating to the affairs of the corporation.

To the extent theScore Board plays a role in supervising the management of its subsidiaries, that responsibility should be discharged in accordance with the principles discussed above. Without seeking to limit or restrict in any way the right of the Board to receive information pertaining to the affairs of theScore, this Statement of Duties and Responsibilities is intended to identify those material matters which must be brought to the Board either for information purposes or for decision, whether in relation to theScore or any of its operating divisions or subsidiaries.

The subject matters enumerated under Part II of this Statement, “The Role of the Board”, attempt to cover broadly the affairs of theScore. While the Chief Executive Officer and his management team organization are by this Statement given the authority required to exercise their delegated responsibilities, the Board must be fully informed on all material matters and take whatever additional action it considers to be in theScore's best interests.

This Statement concludes in Part III with a summary of the legal framework of certain specific statutory duties and responsibilities to which the directors of theScore are subject.

PART II – THE ROLE OF THE BOARD

The role of the Board is to supervise the management of the Corporation's business. The following are the regular functions which the Board performs in order to discharge this mandate. The Board has the prerogative to take whatever additional action it considers to be in the Corporation’s best interests.

SUBJECT MATTER	ACTION REQUIRED
STRATEGIC PLANS

Approve a strategic planning process for the Corporation, approve the Corporation's strategic plan each year and monitor the Corporation's performance against the strategic plan on an ongoing basis.

Review and approve the Annual Business Plans of the Corporation and its major operating entities each year, as well as their respective longer term corporate goals.

SUBJECT MATTER	ACTION REQUIRED
PERSONNEL ADMINISTRATION

Appoint senior officers of the Corporation (including Chief Executive Officer, Chief Financial Officer).

Establish objectives for the Chief Executive Officer and monitor Chief Executive Officer's performance against those objectives.

Review management recruitment and development programs and approve plans for the succession of senior management.

Approve recommendations of the Chief Executive Officer for major organizational changes affecting the Corporation.

ASSET ADMINISTRATION

Approve the annual consolidated capital budget for the Corporation recommended by management each year.

Approve non-budgeted capital expenditures of amounts greater than the approved threshold and receive periodic reports of performance against objectives of major capital expenditures made.

Approve the acquisition and disposition of assets having a book Board value in excess of the approved threshold.

RISK MANAGEMENT

Review the information gathering and reporting system that provides the Board and management with information respecting material acts, events and conditions within the Corporation (on a consolidated basis).

Review the principal risks of the Corporation's business identified by management, the systems recommended by management to manage the risks identified and receive regular reports on the results of these systems.

SUBJECT MATTER	ACTION REQUIRED
FINANCIAL ADMINISTRATION

Approve resolutions respecting the Corporation and designate, in accordance with the articles, those officers or employees authorized to conduct the business of the Corporation.

Review and approve the annual consolidated operating budget of the Corporation and receive periodic reports as to actual results as compared to the budget.

Authorize the limits and terms of:

a)    long-term borrowing,

b)    new short-term lines of credit for more than the approved threshold, and

c)     increases of more than the approved threshold in existing short-term lines of credit.

Approve the issuance by the Corporation of any guarantees where the amount guaranteed is not fixed, or if fixed exceeds the approved threshold.

Authorize the issuance of securities of the Corporation.

Approve policies governing short-term investments, foreign exchange transactions, use of derivatives, etc., by the Corporation, including a list of qualified institutions with which the Corporation's funds may be deposited or invested.

Approve all interim financial statements and the annual consolidated financial statements.

Approve Annual Information Form and Management Discussion & Analysis.

Approve the recommendation to shareholders regarding the appointment of the external auditors of the Corporation.

Approve all material transactions, outside the normal scope of business, involving the assets of the Corporation, its operating divisions and subsidiaries not otherwise authorized by this Statement.

CORPORATE DEVELOPMENT ACTIVITIES

Authorize the commencement or discontinuance of a material business activity.

Authorize the establishment of material new subsidiaries and changes in their business or corporate structure which could materially affect the Corporation.

POST AUDITING	Receive post audit reports from management on (but not necessarily limited to) major capital expenditures, acquisitions, short and long range objectives and strategies, and performance criteria against longer range targets and budgets.
LEGAL MATTERS

Receive advice of litigation by or against the Corporation where the amount at issue is material or a matter of significance.

Approve amendments to the Corporation’s articles.

Authorize listing applications and agreements with any Stock Exchange.

Approve appointment of transfer agents, registrars and disbursing agents respecting securities issued by the Corporation.

Review reports by management with respect to corporate policies and programs to ensure compliance with statutory and regulatory requirements affecting the operations of the Corporation.

SUBJECT MATTER	ACTION REQUIRED
SHAREHOLDER RELATIONS

Approve a communications policy for the Corporation.

Fix dates for Annual and Special Meetings of Shareholders.

Determine appropriateness of a dividend policy for the Corporation.

Approve the declaration of any dividends.

Approve proxy materials prepared in connection with shareholder meetings.

Advise shareholders on a timely basis of major new developments (Board approval is required with respect to major financial issues or developments).

BOARD OF DIRECTORS MATTERS

Nominate candidates for election as Directors at the annual meeting and appoint Directors to fill interim vacancies on the Board, taking into consideration the recommendations in stock exchange policies on Board composition relating to unrelated Directors and outside Directors.

Review orientation and education program for new Directors. Determine the title, composition and mandates of committees of the Board, taking into consideration the recommendations in stock exchange policies in committee composition relating to unrelated Directors and outside Directors.

Review annually the Statement of Director's Duties and Responsibilities.

Monitor the activities and effectiveness of committees of the Board, including receiving regular reports from those committees.

Review and approve Director's compensation arrangements.

Receive reports from management on any development in the affairs of the Corporation which may have a material adverse effect on it.

Develop guidelines to permit an individual Director in appropriate circumstances to engage an outside advisor at the expense of the Corporation.

OCCUPATIONAL SAFETY & HEALTH	Monitor the Corporation's compliance with Occupational Health & Safety legislation by implementing an appropriate information gathering and reporting system.
ENVIRONMENTAL ISSUES	Take all reasonable care to prevent the Corporation from causing or permitting unlawful pollution.

PART III – LEGAL DUTIES AND RESPONSIBILITIES OF DIRECTORS

The following is a summary of certain statutory duties and responsibilities under British Columbia law of directors of a publicly-traded corporation governed by the Business Corporations Act (British Columbia) (the “BCBCA”) such as theScore. It is intended to provide an overview rather than an exhaustive treatment of all duties and responsibilities applicable to theScore directors.

1. BASIC DUTIES

(a) Basic duty of directors: In exercising his or her powers and discharging his or her duties, a director must act honestly, in good faith with a view to the best interests of the corporation and exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

(b) Acting in conflict of interest: A director may not enter into commitments in which the director has or can have a personal interest conflicting with the interest of the Corporation unless both the director and theScore satisfy the requirements in the BCBCA dealing with director conflict.

The procedures for dealing with a contract or transaction in which one of theScore's directors or officers is interested can be quite technical. Generally, directors must disclose any direct or indirect interest in any contract or transaction to which the Corporation is a party and must not vote on any Board resolution touching on the contract or transaction. Such disclosure must be made at the time the director joins the Board or, if the director is already a Board member, when the director begins to hold the offices, right or property that creates the conflict. Failure to disclose a material interest to the Board in compliance with the provisions of the BCBCA may make the director liable to account to the corporation for any profits the director receives from the contract or transaction in which the Director has an interest. Directors should speak with theScore's Chief Financial Officer to ensure that they are disclosing their interests appropriately.

(c) Diverting a corporate opportunity: A director may not usurp or divert to another person or corporation a maturing business opportunity which the Corporation is actively pursuing.

(d) Cross directorships: A director of two corporations that deal with or compete with each other must simultaneously discharge all the duties and responsibilities of a director to both corporations.

2. ISSUANCE OF SHARES

(a) The issuance of shares is the responsibility of the Board: Shares must not be issued until the consideration for the issuance of the shares is fully paid in cash, or in property or past service at least equal in value to the money that the corporation would have received if the shares had been issued for cash. Where shares are issued for consideration other than cash, the directors are required to:

(i) determine the amount of money the Corporation would have received if the shares had been issued for money, and

(ii) satisfy themselves that the fair value of the consideration to be received is equal to or is not less than such amount of money.

Directors of a corporation who vote for or consent to a resolution authorizing the issue of a share for a consideration other than money are jointly and severally liable to the corporation or any shareholder for any loss, damage and/or cost sustained and incurred as a result by the corporation or shareholder. A director who is present at a meeting is deemed to have consented to any resolution passed or action taken at that meeting, unless the director dissents in accordance with the BCBCA.

3. FINANCIAL ADMINISTRATION

(a) Approval of financial statements: Directors must approve the financial statements of the Corporation after they have been reviewed by the audit committee. The approval of the board of directors must be evidenced by the signature on the financial statements of one or more of the directors duly authorized to sign.

(b) Declaring a dividend where the Corporation is insolvent: Directors who vote for or consent to a resolution authorizing the declaration of a dividend where there are reasonable grounds for believing that the Corporation is insolvent or where such dividend would render the Corporation insolvent are jointly and severally liable to restore to the Corporation the amounts so distributed or paid and not otherwise recovered by the corporation. A director who is present at a meeting is deemed to have consented to any resolution passed or action taken at that meeting, unless the director dissents in accordance with the BCBCA.

(c) Purchase or redemption of shares: Directors who vote for or consent to resolutions authorizing the purchase, acquisition or redemption of the Corporation’s shares where there are reasonable grounds for believing either that the Corporation is insolvent or that such purchase, acquisition or redemption would render the Corporation insolvent are jointly and severally liable to restore to the Corporation the amount paid to purchase, acquire or redeem such shares and where such amount is not otherwise recovered by the Corporation. A director who is present at a meeting is deemed to have consented to any resolution passed or action taken at that meeting, unless the director dissents in accordance with the BCBCA.

4. SECURITIES ACT MATTERS

(a) Filing insider trading reports: As an insider, a director is obliged to file electronic insider reports respecting purchases and sales of securities of the corporation within 5 days after the date on which such purchase or sale take place.

(b) Liability for “tipping” or trading on inside information: A director, being a person in a special relationship with the corporation who purchases or sells securities with knowledge of a material fact or material change which has not been generally disclosed or who directly or indirectly informs the purchaser or vendor of securities of such material fact or material change may be liable to the purchaser, accountable to the corporation and subject to a fine under the OSA.

(c) Misrepresentations in material filed under the Ontario Securities Act (“OSA”): breach of any section of or order made under the OSA: Every person or company who:

(i) makes a statement in any material filed under the OSA or in any investigation commenced under the OSA which is materially misleading or untrue (or does not state a fact that is required to be stated or that is necessary to make the statement not misleading),

(ii) makes a statement in certain documents (such as prospectuses, financial statements, information circulars and take-over bid circulars) which is materially misleading or untrue (or does not state a fact that is required to be stated or that is necessary to make the statement not misleading), or

(iii) contravenes Ontario securities law,

is guilty of an offence and liable to be fined and/or imprisoned unless, in the case of a person or company charged under (i) or (ii) above, such person or company did not, on the exercise of reasonable diligence, know that such statement was a misrepresentation. Directors or officers of a company or person who authorized, permitted or acquiesced in the commission of an offence by that company or person are also liable and subject to the same penalties.

(d) Prospectus: Any prospectus of a corporation filed under the OSA must contain a certificate signed by two directors to the effect that the prospectus constitutes full, true and plain disclosure of all material facts relating to the securities offered thereby. Every director of the issuer at the time the prospectus is filed is liable to the purchaser for a misrepresentation by the issuer. A due diligence defence is available to directors under this provision.

5. SPECIFIC DUTIES TO SHAREHOLDERS

(a) Duty to hold annual meeting: The BCBCA requires the Corporation to hold an annual meeting of shareholders at least once in each calendar year and not more than 15 months after the last annual meeting, subject to certain limited exceptions where unanimous shareholder consent is obtained.

(b) Duty to call a shareholders' meeting: Upon the receipt of a requisition of persons holding at least 5% of voting rights attaching to all shares of the Corporation then outstanding and prepared in accordance with the BCBCA, the directors must call a general meeting of shareholders to be held within four months of the date of the requisition to transact the business stated in the requisition.

6. OTHER MATTERS

(a) Liability for employee wages: Subject to the limitations noted below, directors are jointly and severally liable to employees for up to 6 months' wages earned for services performed while directors and for up to 12 months' accrued vacation pay under the Employment Standards Act or any collective bargaining agreement. A director is only liable under this section if he or she is sued while he or she is a director or within two years of ceasing to be a director, and if the action is commenced within 6 months after the debts become payable and the corporation is sued in the same action but the execution against the corporation is returned unsatisfied in whole or in part or if the corporation goes into bankruptcy and the action for the debts is prevented.

Employment standards legislation in the jurisdictions in which theScore carries on business will also subject directors to certain liabilities for amounts owing to employees. There is no due diligence defence available to directors under the BCBCA or employment standards legislation for these amounts.

(b) General liability for breach of the BCBCA: An individual who commits an offence under the BCBCA is liable, depending on the nature of the offence, for a fine of up to $10,000. Certain ongoing breaches of the BCBCA related to extra-provincial registration and corporate names impose daily fines for each day that the offence continues. This general liability is in addition to any liability directors might additionally incur for authorizing the Corporation to carry out an act contrary to the BCBCA.

(c) Income Tax Act (Canada) – General Liability: A director who directs, authorizes, assents to or acquiesces in any offence under the Income Tax Act may be liable to the penalties provided for the offence whether or not the corporation has been prosecuted or convicted.

Liability for Unpaid Source Deductions: Under the Income Tax Act, corporations must deduct or withhold certain amounts from payments it makes and to remit such amounts to the Receiver General. If the corporation fails to do so, those individuals who were directors of the corporation at the time the obligation arose are jointly and severally liable, together with the corporation, to pay that amount and any related interest and penalties. These obligations arise in respect of a number of different payments, including: salary or wages; pension benefits; and fees, commissions or other amounts for services;

There are similarly framed liabilities (and due diligence defences) of directors for amounts not withheld or remitted under the Canada Pension Plan Act and the Unemployment Insurance Act and the Excise Tax Act (dealing with the GST).

(d) Competition Act – Non-disclosure of information: A director may be liable to penalties where he assents to or acquiesces in the failure of the corporation to permit representatives of the Director of Investigation and Research to inspect the corporation's premises or the failure of the corporation to supply requested information.

(e) General Crime Liability: There are many acts and omissions that may constitute offences of “complicity” under the Criminal Code and provincial offences statutes. Offences of complicity include criminal conspiracy, aiding and abetting the commission of an offence and counseling the commission of an offence. There are also numerous federal and provincial statutes which provide that, where a corporation commits an offence under the statute, each director who authorized, permitted or acquiesced in the commission of the offence is also guilty of an offence.

(f) Environmental Matters: The Environmental Protection Act (Ontario) imposes on each director of a corporation that engages in an activity that may result in the discharge of a contaminant into the natural environment contrary to the Act a duty to take all reasonable care to prevent the corporation from causing or permitting the unlawful discharge.